Exhibit 10.20

DATED…………………………..2010

HINES-MOORFIELD BRINDLEY 3 S.à r.l.

HINES-MOORFIELD BRINDLEY 4 S.à r.l.

HINES-MOORFIELD BRINDLEY 5 S.à r.l.

HINES-MOORFIELD BRINDLEY 6 S.à r.l.

HINES-MOORFIELD BRINDLEY 9 S.à r.l.

and

HINES-MOORFIELD BRINDLEY 100 S.à r.l.

as Borrowers

arranged by
EUROHYPO AG, LONDON BRANCH

with
EUROHYPO AG, LONDON BRANCH
acting as agent

£121,062,500 FACILITY AGREEMENT relating to numbers three, four, five, six and nine Brindleyplace, Birmingham and Canalside car park, Brindleyplace, Birmingham

Herbert Smith LLP

TABLE OF CONTENTS

Clause                        Headings

1.	DEFINITIONS AND INTERPRETATION

2.	THE FACILITY

3.	PURPOSE

4.	CONDITIONS OF UTILISATION

5.	UTILISATION

6.	REPAYMENT

7.	PREPAYMENT AND CANCELLATION

8.	INTEREST

9.	INTEREST PERIODS

10.	CHANGES TO THE CALCULATION OF INTEREST

11.	FEES

12.	TAX GROSS UP AND INDEMNITIES

13.	INCREASED COSTS

14.	OTHER INDEMNITIES

15.	MITIGATION BY THE LENDERS

16.	COSTS AND EXPENSES

17.	GUARANTEE AND INDEMNITY

18.	REPRESENTATIONS

19.	INFORMATION UNDERTAKINGS

20.	GENERAL UNDERTAKINGS

21.	THE ACCOUNTS

22.	PROPERTY UNDERTAKINGS

23.	EVENTS OF DEFAULT

24.	CHANGES TO THE LENDERS

25.	CHANGES TO THE OBLIGORS

26.	ROLE OF THE AGENT AND THE ARRANGER

27.	THE AGENT AS SECURITY TRUSTEE

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

29.	SHARING AMONG THE FINANCE PARTIES

30.	PAYMENT MECHANICS

31.	SET-OFF

32.	NOTICES

33.	CALCULATIONS AND CERTIFICATES

34.	PARTIAL INVALIDITY

35.	REMEDIES AND WAIVERS

36.	AMENDMENTS AND WAIVERS

37.	COUNTERPARTS

38.	GOVERNING LAW

39.	ENFORCEMENT

SCHEDULE 1THE ORIGINAL PARTIES

SCHEDULE 2CONDITIONS PRECEDENT

SCHEDULE 3UTILISATION REQUEST

SCHEDULE 4MANDATORY COST FORMULA

SCHEDULE 5FORM OF TRANSFER CERTIFICATE

SCHEDULE 6THE PROPERTIES

SCHEDULE 7FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 8FIVE BRINDLEYPLACE REQUIRED RESERVE AMOUNTS

THIS AGREEMENT is dated                                             2010 and made between:

(1)	THE PERSONS LISTED IN PART I OF SCHEDULE 1 as borrowers (each a "Borrower" and together, the "Borrowers");

(2)	THE PERSON LISTED IN PART II OF SCHEDULE 1 as the original guarantor (the "Guarantor");

(3)	EUROHYPO AG, LONDON BRANCH (the "Arranger");

(4)	THE FINANCIAL INSTITUTION listed in Part III of Schedule 1 as lender (the "Original Lender");

(5)	EUROHYPO AG, LONDON BRANCH as agent of and security trustee for the other Finance Parties (the "Agent"); and

(6)	EUROHYPO AG, LONDON BRANCH as counterparty to certain hedging arrangements (the "Counterparty").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account" means each General Account, each Rent Account, the Disposal Account, the Five Brindleyplace Reserve Account, the Cash Trap Account, the Holding Account and the Rectification Account.

"Account Bank" means:

(A)	in respect of the Subscription Accounts, Brown Brothers Harriman & Co, 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg; and

(B)	in respect of each other Account, Société Générale Bank & Trust Luxembourg, 11 Avenue Emile Reuter, L-2420 Luxembourg.

"Account Pledge Agreement" means each account pledge agreement in the Agreed Form entered or to be entered into by each Obligor in favour of the Agent in respect of the Accounts.

"Acquisition Agreement" means the sale and purchase agreement dated on or about the date of this Agreement made between (1) Brindleyplace Nominee Limited and Brindleyplace Co-Nominee Limited, (2) Brindleyplace Headlease Limited and Brindleyplace Headlease Limited (No.2) and (3) each of the Borrowers under which the Borrowers have agreed to purchase the Properties for an aggregate amount of £186,200,000 (subject to adjustments).

"Acquisition Documents" means:

(A)	the Acquisition Agreement;

(B)	the Transfer Agreements;

(C)	any document entered into pursuant to a document referred to in paragraphs (A) or (B) above; and

(D)	any other document designated as such in writing by both the Agent and an Obligor.

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formula).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreed Form" means the form of document agreed between the Agent and the Borrowers or, if no such form has been agreed, in such form as the Agent may require.

"Agreement for Lease" means an agreement to grant an Occupational Lease of all or part of a Property.

"Allocated Loan Amount" means, in relation to each Property, the amount for such Property set out in Schedule 6 (The Properties).

"Applicable Margin" means, on the first day of any Interest Period, 1.60 per cent. per annum unless the Loan to Value (as at that date) is:

(A)	less than or equal to 57.5 per cent., in which case the Applicable Margin for the Interest Period beginning on that date shall be 1.45 per cent. per annum;

(B)	more than 57.5 per cent. but less than 62.5 per cent., in which case the Applicable Margin for the Interest Period beginning on that date shall be 1.525 per cent. per annum; or

(C)	equal to or more than 62.5 per cent., in which case the Applicable Margin for the Interest Period beginning on that date shall be 1.60 per cent. per annum,

provided that the Applicable Margin shall be 1.60 per cent. at any time whilst a Default is continuing.

"Approved Property Expenditure" means the following costs and expenses incurred by a Borrower:

(A)	any costs and expenses incurred in accordance with the then current Business Plan;

(B)
any fees and expenses of professional advisers reasonably incurred in advising the Borrowers in relation to their management of the Properties as contemplated by the then current Business Plan including under the Asset Management Agreement and each Managing Agent Agreement; and

(C)	any other costs and expenses relating to the Properties (or any of them) which have been previously approved in writing by the Agent.

"Argent Estates" means Argent Estates Limited, a limited liability company incorporated under the laws of England & Wales with registration number 01573790.

"Asset Management Agreement" means an agreement (in form and substance satisfactory to the Agent, acting reasonably) appointing an Asset Manager.

"Asset Manager" means Argent Estates or any other asset manager of the Properties appointed in accordance with Clause 22.9 (Asset Managers).

"Asset Manager Duty of Care Agreement" means:

(A)	the duty of care agreement in the Agreed Form made between Argent Estates, the Borrowers and the Agent and delivered to the Agent pursuant to Schedule 2 (Conditions precedent); and

(B)	any other agreement between the Borrowers, any Asset Manager and the Agent in form and substance satisfactory to the Agent, acting reasonably.

"Asset Manager's Fees" means the fees payable to the Asset Manager pursuant to an Asset Management Agreement;

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling six weeks after the date of this Agreement.

"Bank Guarantee" means a bank guarantee or letter of credit issued in favour of the Agent by such bank as the Agent may approve (acting reasonably, provided that it would be reasonable for the Agent to withhold its approval if such bank does not have a credit rating reasonably acceptable to the Agent and/or the issue of a Bank Guarantee by such bank would breach any exposure limits of any Finance Party in respect of such bank), pursuant to which the issuer guarantees payment to the Agent of an amount not less than:

(A)	the Loan to Value Cure Amount in accordance with Clause 22.2.4(C) (Loan to Value Ratio); and/or

(B)	the ICR Cure Amount in accordance with Clause 22.3.5(C) (Interest Cover),

(as applicable) and which is governed by English law and otherwise in a form acceptable to the Agent (acting reasonably).

"Break Costs" means the amount (if any) by which:

(A)
the interest (excluding the Applicable Margin prior to any securitisation of all or any part of the Loans and including the Applicable Margin on and after any securitisation of all or any part of the Loans) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loans or Unpaid Sum to the last day of the current Interest Period in respect of the Loans or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(B)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in the Grand Duchy of Luxembourg.

"Business Plan" means a business plan of the Borrower setting out its strategy for the Properties.

"Car Park Borrower" means Hines – Moorfield Brindley 100 S.à r.l, a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"Car Park Fixed Rent" means the fixed element of the principal rent to be paid to the Car Park Borrower in accordance with the Lease Document to be entered into pursuant to the Car Park Lease Plan.

"Car Park Lease Plan" means a plan prepared by the Car Park Borrower setting out the proposed terms for the Lease Document to be entered into in relation to the Car Park Property, including the proposed Car Park Fixed Rent and Car Park Variable Rent, and delivered to the Agent in accordance with Schedule 2 (Conditions precedent).

"Car Park Option Holder" means any party with the benefit of a right to call for the grant of a deed permitting that party to exercise rights to park in the Car Park Property in consideration of the payment of a premium or a capital sum.

"Car Park Property" means that part of the leasehold property known as Canalside Car Park, Brindleyplace with registered title number WM771273 and which comprises car parking spaces and ancillary facilities.

"Car Park Variable Rent" means the variable turnover element of the principal rent to be paid to the Car Park Borrower in accordance with the Lease Document to be entered into pursuant to the Car Park Lease Plan.1

"Cash Release Event" means, on any Interest Payment Date, each of the following conditions being satisfied on such Interest Payment Date:

(A)	the Weighted Average Lease Term Certain is at least 5 years;

(B)	the Interest Cover Ratio for the 12 month period beginning on that Interest Payment Date is greater than 175 per cent; and

(C)	the Loan to Value is less than 67.5 per cent.

"Cash Trap Account" means the account referred to in Clause 21.1.5 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Cash Trap Triggers" means, on any Interest Payment Date falling on or after 1 December 2012:

(A)	the Loan to Value being greater than 70 per cent.; or

(B)	the Interest Cover Ratio for the 12 month period beginning on the Interest Payment Date in respect of which the Cash Trap Triggers are being tested being less than 165 per cent.

"Commitment" means:

(A)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part III of Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and

(B)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or in such other form as the Agent may require or approve.

"CTA" means the Corporation Tax Act 2009.

"Dangerous Substance" means any natural or artificial substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any such other substance) capable of causing harm to the Environment or damaging the Environment or public health or welfare including (but not limited to) any noxious, hazardous, toxic, dangerous, special or controlled waste or other polluting substance or matter.

"Debenture" means the debenture granted or to be granted by each Obligor in favour of the Agent on behalf of the Finance Parties in the Agreed Form (as amended from time to time).

"Deed of Subordination" means the deed of subordination entered into or to be entered into between (1) the Agent, (2) each Borrower and (3) Holdco.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disposal" includes any form of disposal of any interest in any asset including any conveyance, transfer, lease, assignment, sale, right to use or occupy, surrender, declaration of trust or the creation of any other legal or equitable interest in or over any asset or any option in respect of any of the foregoing, and "Dispose" shall be construed accordingly.

"Disposal Account" means the account referred to in Clause 21.1.3 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Disposal Proceeds" means all sums paid or payable, or any other consideration given or to be given in money or money's worth for, or received as a consequence of, the Disposal of any Obligor's interest in all or part of any Property or of the shares in an Obligor including (without limitation):

(A)	all such sums and other consideration of a capital nature;

(B)	all payments received as a consequence of the Disposal, such as any repayment of development charges and other adjoining property costs;

(C)	all compensation and damages received for any use or disturbance, blight or compulsory purchase;

(D)	the sum of any deposit paid upon exchange of contracts to the extent that it is paid to the relevant Obligor as agent;

(E)	any amount deposited into any Disposal Account in accordance with Clause 21.4 (The Disposal Accounts);

(F)	the amount of any indebtedness of an Obligor required to be repaid in connection with a Disposal; and

(G)	any amount in respect of VAT received in addition to any sum referred to in paragraphs (A) to (G) above.

"Disruption Event" means either or both of:

(A)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Duty of Care Agreement" means:

(A)	the Asset Manager Duty of Care Agreement; and

(B)	any Managing Agent Duty of Care Agreement.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(A)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(B)	water (including without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)	land (including, without limitation, land under water).

"Environmental Claim" means any claim alleging liability whether civil or criminal and whether actual or potential arising out of or resulting from the presence at on or under a Property or presence in or escape or release into the environment of any Dangerous Substance from a Property or in circumstances attributable to the operation of any Borrower's activities or any breach of any applicable Environmental Law or any applicable Environmental Licence.

"Environmental Law" means all statutes, instruments, regulations, orders and ordinances (including but not limited to European Union legislation, regulations, directives, decisions and judgments applicable to the United Kingdom) being in force from time to time and directly enforceable in the United Kingdom relating to pollution, prevention thereof or protection of human health or the conditions of the Environment or the use, disposal, generation, storage, transportation, treatment, dumping, release, deposit, burial, emission or disposal of any Dangerous Substance.

"Environmental Licence" shall mean any permit, licence, registration, authorisation, consent or other approval required by any Environmental Law or the Planning (Hazardous Substances) Act 1990.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrowers (or the Agent and the Borrowers) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Costs" means, in respect of any relevant period, the aggregate amount (determined by the Agent) of all interest, fees and other periodic payments payable to the Finance Parties under the Finance Documents for that period.

"Finance Documents" means:

(A)	this Agreement;

(B)	the Security Documents;

(C)	the Deed of Subordination;

(D)	the Hedging Arrangements;

(E)	any Transfer Certificate;

(F)	any Fee Letter;

(G)	any Bank Guarantee; and

(H)	any other document designated as such by the Agent and an Obligor.

"Finance Party" means the Agent, the Arranger, the Counterparty or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(A)	moneys borrowed;

(B)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(D)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(E)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(F)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(G)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(H)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(I)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above.

"Five Brindleyplace Borrower" means Hines – Moorfield Brindley 5 S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"Five Brindleyplace Existing Lease" means the lease relating to the Five Brindleyplace Property dated 25th February 1997 and made between (1) No. 5 Brindleyplace Limited and (2) British Telecommunications plc.

"Five Brindleyplace New Letting" means the completion of a Lease Document in relation to no less than 80 per cent. of the net lettable floor area of the Five Brindleyplace Property for a term certain of at least 5 years commencing on or after the expiry of the Five Brindleyplace Existing Lease or (to the extent that the Five Brindleyplace Borrower has secured vacant possession of the Five Brindleyplace Property) such earlier date as contained in such Lease Document relating to the Five Brindleyplace New Letting.

"Five Brindleyplace Property" means the leasehold property known as number five, Brindleyplace as more particularly described in Schedule 6 (The Properties) under the heading "Property" set out opposite the name of the Five Brindleyplace Borrower.

"Five Brindleyplace Refurbishment Expenditure" means costs and expenses incurred by the Five Brindleyplace Borrower in accordance with the Five Brindleyplace Refurbishment Plan.

"Five Brindleyplace Refurbishment Plan" means a plan prepared by the Five Brindleyplace Borrower setting out its strategy for any refurbishment of the Five Brindleyplace Property in form and substance satisfactory to the Agent (acting reasonably).

"Five Brindleyplace Required Reserve Amount" means, in respect of each Five Brindleyplace Reserve Date, the amount set out in Schedule 8 (Five Brindleyplace Required Reserve Amount) under the heading "Cumulative Amount" in respect of such Five Brindleyplace Reserve Date.

"Five Brindleyplace Reserve Account" means the account referred to in Clause 21.1.4 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Five Brindleyplace Reserve Date" means any Interest Payment Date set out in Schedule 8 (Five Brindleyplace Required Reserve Amounts).

"Four Brindleyplace Borrower" means Hines – Moorfield Brindley 4 S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"GAAP" means generally accepted accounting principles in Luxembourg, the United Kingdom or the United States of America (as appropriate), including IFRS.

"General Account" means any account referred to in Clause 21.1.1 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Group" means the Borrower, Holdco and their respective Subsidiaries for the time being.

"Headlease" means any lease of any Property under which an Obligor holds, or will hold, the title to that Property.

"Hedging Arrangements" means any interest rate hedging arrangements entered into by the Borrowers with the approval of the Agent for the purpose of hedging interest payable under this Agreement.

"Hines Shareholder" means Hines Global REIT Properties LP, a Delaware limited partnership with registration number 090012384 whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County 19801, Delaware, USA.

"Holdco" means Hines – Moorfield UK Venture I S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £87,500.

"Holding Account" means the account referred to in Clause 21.1.6 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"ICR Cure Amount" has the meaning given to it in Clause 22.3.4 (Interest Cover).

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Initial Valuation" means the valuation of each of the Properties prepared by the Valuer and delivered as a condition precedent under this Agreement on or before the first Utilisation Date.

"Interest Cover Ratio" means, on a Test Date, the Projected Annual Rental for the Properties as a percentage of the Projected Finance Costs for the 12 month period beginning on that Test Date.

"Interest Payment Date" means 20th January, 20th April, 20th July, and 20th October in each year and the Repayment Date with the first Interest Payment Date being 20th October 2010.

"Interest Period" means, in relation to a Loan, the period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"ITA" means the Income Tax Act 2007.

"Lease Document" means any Occupational Lease or Agreement for Lease.

"Lender" means:

(A)	any Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means in relation to a Loan:

(A)	the applicable Screen Rate; or

(B)
(if no Screen Rate is available for sterling for the relevant Interest Period of a Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in sterling and for a period comparable to the Interest Period for a Loan.

"Loan" means each loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan to Value" means, at any time, the ratio (expressed as a percentage) that:

(A)
the aggregate of the Loans outstanding at that time (less the amount of any Loan to Value Cure Amount deposited into the Rectification Account in accordance with Clause 22.2.4(A) (Loan to Value Ratio) or the undrawn amount of any Bank Guarantee provided in accordance with Clause 22.2.4(C) (Loan to Value Ratio)); bears to

(B)	the Value of the Properties.

"Loan to Value Cure Amount" has the meaning given to it in Clause 22.2.4 (Loan to Value Ratio).

"Majority Lenders" means:

(A)
if no Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of the Loans then outstanding.

"Managing Agent" means any managing agent of a Property appointed in accordance with Clause 22.8 (Managing Agents).

"Managing Agent Agreement" means each agreement (in form and substance satisfactory to the Agent, acting reasonably) appointing a Managing Agent to manage a Property.

"Managing Agent Duty of Care Agreement" means:

(A)	the duty of care agreement in the Agreed Form made between GVA Grimley Limited, the Borrowers and the Agent and delivered to the Agent pursuant to Schedule 2 (Conditions precedent); and

(B)	in relation to any Property, any other agreement made between the relevant Borrower, any Managing Agent and the Agent in form and substance satisfactory to the Agent, acting reasonably.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

"Market Value" has the meaning given to that term in the then current Statement of Asset Valuation Practice and Guidance Notes prepared by the Assets Valuation Standards Committee of the Royal Institution of Chartered Surveyors.

"Material Adverse Effect" means a material adverse effect on:

(A)	the ability of the Obligors (taken as a whole) to perform any of their payment obligations under any Finance Document;

(B)	the validity or enforceability of any Finance Document; or

(C)	any right or remedy of a Finance Party in respect of a Finance Document.

"Moorfield Shareholder" means MREF II MH S.à r.l, a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with its registered seat at 412F, route d'Esch, L-1030 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies.

"Net Disposal Proceeds" means, upon the Disposal of any Property in accordance with Clause 20.5.3 (Disposals), the Disposal Proceeds derived from such Disposal after deducting any direct costs and expenses incurred in connection with such Disposal and applicable VAT payable upon any such Disposal.

"Net Operating Income" means Net Rental Income but excluding (to the extent otherwise included) the following amounts:

(A)	any Finance Costs;

(B)	any Void Costs;

(C)	any Approved Property Expenditure;

(D)
such amount as the Agent shall agree (acting reasonably) as shall be required to make provision for or discharge any Tax liability of an Obligor, up to a maximum of £500,000 per Quarter (provided that, if there is any change of law or regulation (including any increase in the rate of taxation applicable as at the date of this Agreement) which increases the Tax liability of an Obligor, the Obligors and the Agent shall use all reasonable endeavours and act in good faith to agree a higher maximum amount, having regard to the increased Tax liability of the Obligors and the commercial principles in respect of the Cash Trap Triggers); and

(E)
such amount as the Agent shall agree (acting reasonably) as shall be required to discharge the costs incurred or to be incurred in respect of the administration and operation of an Obligor, including all third party professional fees and expenses, up to a maximum of £75,000 per Quarter.

"Net Rental Income" means Rental Income but excluding (to the extent otherwise included) the following amounts:

(A)
those amounts (if any) (together with any VAT charged thereon) due to any Obligor from any tenants under an Occupational Lease or other occupiers by way of contribution to insurance premiums and the cost of insurance valuations or by way of service charges in respect of costs incurred or to be incurred by any Obligor under any repairing or similar obligations or in providing services to such tenant or tenants of such building;

(B)	any contribution to a sinking fund paid by any tenant or other occupier; and

(C)	any VAT payable to any Obligor on any of the items listed in paragraphs (A)-(K) of the definition of Rental Income.

"Nine Brindleyplace Borrower" means Hines – Moorfield Brindley 9 S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"Obligor" means a Borrower or the Guarantor.

"Occupational Lease" means any occupational lease or licence or other right of occupation to which a Property may be subject from time to time.

"Original Financial Statements" means, in relation to each Obligor, its pro forma financial statements delivered pursuant to Schedule 2 (Conditions precedent);

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Contracts" means:

(A)
the contracts entered into for the purposes of providing the services contemplated in paragraph (E) of the definition of " Net Operating Income", subject to the aggregate cap stated in such paragraph (E);

(B)
contracts in the ordinary course of management of the Properties (including contracts relating to the provision of building and estate services), provided that, where the amounts that the Borrowers are or may be required to pay under such contracts is not recoverable under the terms of the Lease Documents, the maximum amount the Obligors are or may be required to pay under such contracts in any 12 month period does not exceed £50,000 and provided also that the aggregate amount that the Obligors are or may be required to pay under all contracts referred to in this paragraph (B) in any 12 month period does not exceed £100,000; and

(C)	such other contracts as the Agent may approve.

"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008 and any other enactment for the time being in force relating to the use, development and enjoyment of land and buildings.

"Projected Annual Rental" means, in respect of any relevant period, an estimate by the Agent (acting reasonably) on any relevant date of the Net Rental Income (but including in such estimate only Rental Income falling within paragraphs (A) to (C), (E), (H) (to the extent that the Agent has received evidence in writing satisfactory to it (acting reasonably) that the relevant insurer has agreed to pay such moneys) and (J) (to the extent that that the Agent has received evidence in writing satisfactory to it (acting reasonably) that such guarantor has agreed to pay such sum) of the definition of Rental Income) for the relevant period, as determined in accordance with Clause 22.3.2 (Interest Cover).

"Projected Finance Costs" means, in respect of any relevant period, an estimate by the Agent (acting reasonably) of the aggregate amount of the following amounts payable to the Finance Parties under the Finance Documents for that period, as determined in accordance with Clause 22.3.3 (Interest Cover):

(A)	all interest (taking into account any amounts payable to any Borrower under any Hedging Arrangements);

(B)	all amounts payable by any Borrower under any Hedging Arrangement; and

(C)	all amounts payable under Clause 11.2 (Agency fee).

"Properties" means all the land and buildings described in Schedule 6 (The Properties) as more particularly described in each Debenture, each of them being a "Property" provided that a Property shall cease to be a "Property" for the purposes of this Agreement if it has been disposed of in accordance with Clause 20.5.3 (Disposals).

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

"Quarter" means each period beginning on an Interest Payment Date and ending on the day prior to the next Interest Payment Date.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Rectification Account" means the account referred to in Clause 21.1.6 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Reference Banks" means, in relation to LIBOR and Mandatory Cost, the principal London offices of Barclays Bank plc, HSBC Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Borrowers.

"Relevant Consents" means any Authorisation of whatsoever nature necessary or required to be obtained for the purpose of:

(A)	acquiring and managing a Property; and

(B)	entering into and performing an Obligor's obligations under the Transaction Documents.

"Relevant Interbank Market" the London interbank market.

"Rent Account" means any account referred to in Clause 21.1.2 (Bank Accounts) and includes any replacement account or sub-division of that account.

"Rental Income" means the aggregate of all amounts payable to or for the benefit or account of any Obligor in connection with the letting, use or occupation of a Property or any part thereof, including each of the following amounts so payable (other than any amounts due under the Occupational Leases which are to be properly apportioned between the Buyer and Seller (as defined in the Acquisition Agreement) on or after the date of completion of the Acquisition Agreement):

(A)	rent and licence fees (and any amount equivalent thereto) payable whether it is variable or not and however or wherever it is described, reserved or made payable;

(B)	any increase of rent payable by virtue of an offer falling within the proviso of section 3(1) of the Landlord and Tenant Act 1927;

(C)	any rent payable by virtue of a determination made by the Court under section 24(A) of the Landlord and Tenant Act 1954;

(D)	any sum received from any deposit held as security for performance of any tenant's obligations (excluding any sum which is payable to that tenant);

(E)	any other moneys payable in respect of occupation and/or usage of a Property and every fixture and fitting therein and every fixture thereon for display or advertisement, on licence or otherwise;

(F)	any profits awarded or agreed to be payable as a result of any proceedings taken or claim made for the same;

(G)
any damages, compensation, settlement or expenses for or representing loss of rent or interest thereon awarded or agreed to be payable as a result of any proceedings taken or claim made for the same net of any costs, fees and expenses paid (and which have not been reimbursed to, and which are not recoverable by, the relevant Obligor from any party) in furtherance of such proceedings so taken or claim so made;

(H)	any moneys payable under any policy of insurance in respect of loss of rent or interest thereon;

(I)	any sum payable or the value of any consideration to be given by or on behalf of a tenant for the surrender or variation of any Lease Document or occupancy agreement;

(J)	any sum payable by any guarantor of any occupational tenant under any Lease Document;

(K)	any interest payable on any sum referred to above and any damages, compensation or settlement payable in respect of the same; and

(L)	any amount in respect of or which represents VAT payable on any of the items listed in paragraphs (A)-(K) above.

"Repayment Date" means the date falling five years after the Utilisation Date.

"Repeating Representations" means each of the representations set out in Clause 18 (Representations) other than those under Clause 18.9.1 (Tax).

"Report on Title" means in respect of any Property, any report or certificate on title supplied to the Agent pursuant to Schedule 2 (Conditions Precedent).

"Reservations" means each and all of the following reservations that:

(A)	equitable remedies may be granted or refused at the discretion of the court;

(B)	there are limitations on enforcement by laws relating to insolvency generally and other laws generally affecting the rights of creditors;

(C)	there is time barring of claims under the Limitation Act 1980 or other applicable laws;

(D)	there is the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty land tax may be void; and

(E)
there may be defences of set-off or counterclaim (provided that nothing in this definition purports to grant to the relevant person any such right and is without prejudice to any restriction contained in the Finance Documents) and similar principles, rights and defences under the laws of any foreign jurisdiction in which relevant obligations may have to be performed.

"Screen Rate" means the British Bankers' Association Interest Settlement Rate for sterling for the relevant period, displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means each Debenture, each Share and Receivables Pledge Agreement, each Account Pledge Agreement and any further legal or other charge or other security or assurance granted to the Agent on behalf of the Finance Parties in respect of the obligations of the Borrowers or any other Obligor.

"Share and Receivables Pledge Agreement" means each share and receivables pledge agreement in the Agreed Form granted or to be granted in favour of the Agent over the entire issued share capital of each Borrower, and all receivables in respect of each Borrower, held by Holdco.

"Shareholder" means each of the Hines Shareholder and/or the Moorfield Shareholder.

"Shareholder Debt" means all sums due to each Shareholder from Holdco under each Shareholder Loan Agreement.

"Shareholder Loan Agreement" means each loan agreement entered into between a Shareholder and Holdco.

"Six Brindleyplace Borrower" means Hines – Moorfield Brindley 6 S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"Six Brindleyplace Property" means the leasehold property known as number six, Brindleyplace as more particularly described in Schedule 6 (The Properties) under the heading "Property" set out opposite the name of the Six Brindleyplace Borrower.

"Subordinated Debt" means any loans or credit provided to any Borrower by Holdco which loans or credit is subordinated in accordance with the Deed of Subordination.

"Subscription Account" means the account held by each Obligor in accordance with Clause 21.1 (Bank Accounts) into which the subscription monies for the subscription for shares in such Obligor shall be paid and includes any replacement account or sub-division of any such account.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and for the purpose of determining if an entity is a subsidiary within that section, the existence of any security over any shares in an entity which would otherwise be a subsidiary shall be ignored.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Test Date" means the Utilisation Date, each Interest Payment Date and each date on which a Property is disposed of in accordance with Clause 20.5.3 (Disposals).

"Three Brindleyplace Borrower" means Hines – Moorfield Brindley 3 S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg with registered seat at 205, route d'Arlon - L-1150 Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies, having a share capital of £12,500.

"Total Commitments" means the aggregate of the Commitments being £121,062,500 at the date of this Agreement.

"Transaction Document" means:

(A)	a Finance Document;

(B)	an Acquisition Document;

(C)	a Duty of Care Agreement;

(D)	a Managing Agent Agreement;

(E)	an Asset Management Agreement;

(F)	any document evidencing or under which Subordinated Debt is made available;

(G)	any Shareholder Loan Agreement;

(H)	a Lease Document; or

(I)	any other document designated as such by the Agent and an Obligor.

"Transfer Agreement" means each deed of transfer to be entered into between (1) Brindleyplace Nominee Limited and Brindleyplace Co-Nominee Limited and (2) the relevant Borrower or (1) Brindleyplace (Headlease) Limited and Brindleyplace (Headlease) No.2 Limited and (2) the relevant Borrower, as applicable, under which the legal and beneficial title in the relevant Property will be transferred to the relevant Borrower.

"Transfer Certificate" means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to a transfer, the later of:

(A)	the proposed Transfer Date specified in the Transfer Certificate; and

(B)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Valuation" means the Initial Valuation or such other valuation of the Properties or any of them) prepared in accordance with Clause 22.2 (Loan to Value Ratio) or Clause 22.10.5 (Planning and compulsory purchase).

"Value" for the purposes of Clause 22.2 (Loan to Value Ratio), means the value of the Properties on the basis of the Market Value shown by the most recent Valuation.

"Valuer" means Savills Commercial Limited, a limited liability company incorporated under the laws of England & Wales with registration number 2605125 or such other surveyor or valuer appointed by the Agent.

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and other tax of a similar nature, whether imposed in the UK or elsewhere.

"Void Costs" has the meaning given to it in Clause 22.3.2 (Interest Cover).

"Weighted Average Lease Term Certain" means, on any particular day, the aggregate of the weighted average lengths of the unexpired lease terms under all the Lease Documents.  The weighted average length of the unexpired lease term under each such Lease Document shall be determined by the Agent applying the following formula:

the sum of ([Missing Graphic Reference]x B)

where:

A	=	the annual Net Rental Income payable under a particular Lease Document (excluding, for these purposes, any Net Rental Income in respect of the Car Park Property).

B	=
the current unexpired term under the Lease Document referred to at "A", assuming any break rights are exercised (unless the Agent has received written confirmation satisfactory to it (acting reasonably) that the time for exercise of such break rights has passed without being exercised).

C	=	the annual Net Rental Income payable in respect of all of the Properties (excluding, for these purposes, any Net Rental Income in respect of any Properties owned by the Car Park Borrower).

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any Finance Document to:

(A)
the "Agent", the "Arranger", the "Counterparty", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	"assets" includes present and future properties, revenues and rights of every description;

(C)	a "Transaction Document" or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended, novated, supplemental, extended or restated;

(D)	"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(F)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which it is customary to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)	"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

(H)	a provision of law is a reference to that provision as amended or re-enacted;

(I)	a time of day is a reference to London time; and

(J)	the word "including" is without limitation.

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived.

1.2.5	An Event of Default is "continuing" until it has been waived or until it has been remedied and:

(A)
written notification of such remedy has been provided to the Agent in form and substance satisfactory to it (acting reasonably) in accordance with Clause 19.5.3 (Notification of default and remedy); and

(B)	no action has been taken by the Agent in accordance with Clause 23.18 (Acceleration) at the time of receipt by the Agent of the notification referred to in paragraph (A) above.

1.2.6
If a moratorium occurs in respect of an Obligor, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).

1.3	Third party rights

1.3.1	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

1.3.2	Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

1.4	Obligations joint and several

The obligations of the Obligors under this Agreement are joint and several.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a sterling term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrowers shall apply the proceeds of the Loans towards financing the acquisition of the Properties pursuant to the Acquisition Documents.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders shall not be obliged to comply with Clause 5.4 (Lenders' Participation) in respect of any Loan unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent or to the extent it has not received the same, it has waived receipt of the same.  The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in respect of any Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11.00 a.m. two Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(A)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(B)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

5.2.2	Each Borrower may only borrow one Loan and each Loan must have the same Utilisation Date.

5.2.3	Any amount of the Total Commitments which remains undrawn following the Utilisation Date shall be automatically cancelled.

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be sterling.

5.3.2	The amount of the proposed Loan (when aggregated with any other Loan to be made on or before the Utilisation Date for that proposed Loan) must not exceed an amount which is the lower of:

(A)	the Total Commitments;

(B)	65 per cent. of the Market Value of the Properties, as shown in the Initial Valuation; and

(C)	the amount which would ensure that the Interest Cover Ratio, on the proposed Utilisation Date, is at least 200 per cent.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in the relevant Loan will be equal to the proportion borne by its Commitment to the Total Commitments on the proposed Utilisation Date for that Loan.

5.4.3	The Agent shall promptly notify each Lender of the amount of a Loan and the amount of its participation in that Loan.

6.	REPAYMENT

6.1	Repayment

The Borrowers shall repay all Loans and all other amounts outstanding under the Finance Documents in full on the Repayment Date.

6.2	Reborrowing

The Borrowers may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

7.1.1
A Lender must notify the Agent and the Borrowers promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan.

7.1.2	After notification under Clause 7.1.1 above the Agent must notify the Borrowers promptly that:

(A)	each Borrower must either:

(i)	repay or prepay that Lender's participation in the Loans made to it; or

(ii)	replace that Lender in accordance with Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty),

in each case on the date specified in Clause 7.1.3 below;

(B)	if that Lender is also a Counterparty or an Affiliate of a Counterparty and that Counterparty so requires, each Borrower and that Counterparty must either:

(i)	in the circumstances set out in Clause 7.1.2(A)(i) above, on the date of the relevant repayment or prepayment, terminate either:

(a)           the Hedging Arrangements to which they are a party; or

(b)
the Hedging Arrangements to which they are a party but only to the extent that such Hedging Arrangements pertain to such portion of the relevant Loans repaid or prepaid in accordance with Clause 7.1.2(A)(i) above; or

(ii)
in the circumstances set out in Clause 7.1.2(A)(ii) above, on the date the relevant Lender is replaced pursuant to Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty), transfer by way of novation all of the Counterparty's rights and obligations under either:

(a)	the Hedging Arrangements to which they are a party; or

(b)
the Hedging Arrangements to which they are a party but only to the extent that such Hedging Arrangements pertain to the outstanding Loans advanced by the relevant Lender replaced under Clause 7.1.2(A)(ii) above, to another Counterparty in accordance with Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty); and

(C)	the Commitment of that Lender will be immediately cancelled.

7.1.3	The date for repayment or prepayment of a Lender's share in a Loan will be:

(A)	the last day of the Current Interest Period for that Loan; or

(B)	if earlier, the date specified by the Lender in the notice delivered under Clause 7.1.1 above (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment – Allocated Loan Amounts

7.2.1	On a Disposal of all or part of:

(A)	a Property (other than a Disposal expressly permitted under Clause 22.6 (Occupational Leases));

(B)	the entire issued share capital of a Borrower, or

(C)           any part of the Car Park Property to a Car Park Option Holder,

in either case in accordance with Clause 20.5.3 (Disposals), the Borrowers must prepay an amount of the Loans equal to the relevant amount referred to in Clause 7.2.2 below.  Any prepayment under this Clause 7.2.1 must be made on either:

(i)	the last day of the Interest Period in which the relevant Disposal occurred and pending any such prepayment, the relevant Disposal Proceeds shall be paid into the Disposal Account; or

(ii)
if the Obligors so request in writing to the Agent at least 5 Business Days prior to the completion date of such Disposal and subject to Clause 7.6.2 (Restrictions), on the completion date of such Disposal.

7.2.2	The "relevant amount" referred to in Clause 7.2.1 above is:

(A)
unless paragraph (B) or (C) below applies, 120 per cent. of the Allocated Loan Amount for the relevant Property or, in the case of a Disposal of the entire issued share capital of a Borrower, the Properties owned by that Borrower; or

(B)	if the Loan to Value following the relevant Disposal would be greater than 70 per cent., the lower of:

(i)	100% of the Net Disposal Proceeds for the relevant Disposal; and

(ii)
such amount which the Agent calculates (acting reasonably) will, following its application in prepayment of the Loans, ensure that the Loan to Value following the relevant Disposal would be less than 62.5 per cent, if such amount would be higher than the amount payable under paragraph (A) above.  For the avoidance of doubt, if such amount would be lower than the amount payable under paragraph (A) above, this paragraph (B) shall not apply and the "relevant amount" for the purposes of Clause 7.2.1 above shall be the amount payable under paragraph (A) above: or

(C)	if:

(i)	the Loan to Value following the relevant Disposal would be less than 60 per cent., and

(ii)	the Agent has received evidence satisfactory to it (acting reasonably) that the Five Brindleyplace New Letting has been entered into prior to the date of the relevant Disposal,

100 per cent. of the Allocated Loan Amount for the Relevant Property.

(D)	in the case of a Disposal under Clause 7.2.1(C), the relevant Disposal Proceeds.

7.3	Voluntary cancellation

A Borrower may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000 of the Total Commitments.  Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

A Borrower may, if it gives the Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan made to it (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of £5,000,000).

7.5	Right of repayment and cancellation in relation to a single Lender or Counterparty

7.5.1	If:

(A)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

a Borrower may, whilst (in the case of Clause 7.5.1(A) and Clause 7.5.1(B) above) the circumstance giving rise to the requirement or indemnification continues, give the Agent notice requesting prepayment and cancellation in respect of that Lender or give the Agent notice of its intention to replace that Lender under Clause 7.5.4.

7.5.2	After notification from a Borrower requesting prepayment and cancellation under Clause 7.5.1 above:

(A)	each Borrower must either:

(i)	repay or prepay that Lender's participation in the Loans made to it; or

(ii)	replace that Lender in accordance with Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty),

in each case on the date specified in Clause 7.5.3 below; and

(B)	if that Lender is also a Counterparty or an Affiliate of a Counterparty and that Counterparty so requires, each Borrower and that Counterparty must either:

(i)	in the circumstances set out in Clause 7.5.2(A)(i) above, on the date of the relevant repayment or prepayment, terminate either:

(a)           the Hedging Arrangements to which they are a party; or

(b)
the Hedging Arrangements to which they are a party but only to the extent that such Hedging Arrangements pertain to such portion of the relevant Loans repaid or prepaid in accordance with Clause 7.5.2(A)(i) above; or

(ii)
in the circumstances set out in Clause 7.5.2(A)(ii) above, on the date the relevant Lender is replaced pursuant to Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty), transfer by way of novation all of the Counterparty's rights and obligations under either:

(a)           the Hedging Arrangements to which they are a party; or

(b)
the Hedging Arrangements to which they are a party but only to the extent that such Hedging Arrangements pertain to the outstanding Loans advanced by the relevant Lender replaced under Clause 7.5.2(A)(ii) above, to another Counterparty in accordance with Clause 7.5.4 (Right of repayment and cancellation in relation to a single Lender or Counterparty); and

(C)	the Commitment of that Lender will be immediately cancelled.

7.5.3	The date for repayment or prepayment of a Lender's share in a Loan will be:

(A)	the last day of the current Interest Period for that Loan; or

(B)	if earlier, the date specified by that Borrower in its notification requesting prepayment and cancellation under Clause 7.5.1 above.

7.5.4	A Borrower may, in the circumstances set out in:

(A)	Clause 7.1.2(A)(ii) (Illegality); and

(B)	Clause 7.5.1 in respect of a Lender,

on five Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by that Borrower and approved by the Majority Lenders which confirms its willingness to assume and does assume all of the obligations of the transferor Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable to such Lender in relation thereto under the Finance Documents.

7.5.5	The replacement of a Lender pursuant to Clause 7.5.4 above shall be subject to the following conditions:

(A)	no Borrower shall have the right to replace the Agent;

(B)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(C)	in no event shall a Lender replaced under Clause 7.5.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.5.6
If any Borrower and a Counterparty are required to transfer by way of novation that Counterpart's rights and obligations under and in respect of all or part of the Hedging Arrangements to which that Counterparty is a party (as the case may be) in accordance with:

(A)	Clause 7.1.2(B)(ii) (Illegality); or

(B)	Clause 7.5.1 above in respect of a Counterparty,

that Counterparty shall, on five Business Days' prior notice from that Borrower to the Agent and that Counterparty, transfer its rights and obligations under the relevant Hedging Arrangements to another Counterparty selected by the Borrower and approved by the Majority Lenders which confirms its willingness to assume and does assume all of the obligations of the transferring Counterparty, pursuant to a novation agreement in form and substance satisfactory to the Agent and for the payment of an amount in consideration of such transfer by either the transferor Counterparty to the transferee Counterparty or the transferee Counterparty to the transferor Counterparty, as applicable, equal to the mark to market of the relevant Hedging Arrangements as at the date of the transfer calculated by the relevant transferor Counterparty.

7.5.7	The consent of the Borrowers is not required for the transfer of any Counterparty's rights and obligations under the relevant Hedging Arrangements in accordance with this Clause 7.5.

7.6	Restrictions

7.6.1
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, any amounts payable to the Counterparty as a result of terminating or closing out of any Hedging Arrangement and, subject to any Break Costs and any fee payable under Clause 11.3 (Prepayment/Cancellation fee), without premium or penalty.

7.6.3	No Borrower may reborrow any part of the Facility which is prepaid.

7.6.4	No Borrower shall repay or prepay all or any part of any Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.6.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.6.6	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either a Borrower or the affected Lender, as appropriate.

7.6.7	Any prepayment by a Borrower under this Agreement shall be applied in the following order:

(A)	first in payment of the Loan drawn by that Borrower; and

(B)	thereafter against such Loans of the other Borrowers as that Borrower may select.

7.7	Automatic cancellation

At the end of the Availability Period the undrawn part of the Total Commitments will be cancelled.  Any such cancellation shall reduce the Commitment of each Lender rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the relevant:

8.1.1	Applicable Margin;

8.1.2	LIBOR; and

8.1.3	Mandatory Cost, if any.

8.2	Payment of interest

Each Borrower shall pay accrued interest on its Loan on each Interest Payment Date.

8.3	Default interest

8.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2 below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period:

(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent higher than the rate which would have applied if the overdue amount had not become due.

8.3.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable, in accordance with applicable laws.

8.4	Hedging Arrangements

8.4.1	The Borrowers will, on or prior to the first Utilisation Date, implement (and thereafter maintain) Hedging Arrangements in accordance with this Clause 8.4.

8.4.2	All Hedging Arrangements must:

(A)	be with the Counterparty or other counterparty acceptable to the Agent (acting reasonably);

(B)	be in form and substance satisfactory to the Agent (acting reasonably);

(C)	have a term expiring not earlier than the Repayment Date;

(D)	have a notional principal amount equal to 75 per cent. of the Total Commitments;

(E)	have settlement dates that coincide with Interest Payment Dates; and

(F)	be charged or assigned by way of security to the Agent.

8.4.3
If at any time the notional principal amount of the Hedging Arrangements (excluding interest rate caps or captions) exceeds 110 per cent. of the Loans then outstanding, the Borrowers will, unless otherwise agreed by the Agent in writing, reduce the notional principal amount of the Hedging Arrangements by an amount and in a manner acceptable to the Agent (acting reasonably)so that such notional principal amount no longer exceeds 110 per cent. of the Loans then outstanding.

8.4.4
Each Borrower and the Counterparty agree to comply with their respective obligations under the Hedging Arrangements, that they will not amend or waive the terms of any Hedging Arrangement without the prior written consent of the Agent and that they will not terminate or close out the whole or any part of any Hedging Arrangement other than:

(A)	in the case of a Borrower, if the Counterparty has failed to pay on the due date any amount payable by it under the Hedging Arrangements and such failure is not remedied within 10 Business Days;

(B)	if an Illegality, a Tax Event, a Tax Event Upon Merger (each as defined in the form of 1992 ISDA Master Agreement (Multicurrency-Cross Border) or 2002 ISDA Master Agreement) occurs;

(C)	if the Loans and all other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full and the Total Commitments are zero;

(D)	where the Agent has served notice pursuant to Clause 23.18 (Acceleration); or

(E)	where a Borrower terminates or closes out with the prior written consent of the Agent.

8.4.5	The Counterparty acknowledges that:

(A)	each Hedging Arrangement to which it is a party is the subject of Security granted by the Borrowers in favour of the Agent as security for the Borrowers' obligations under the Finance Documents; and

(B)
it is not entitled to, and undertakes not to claim or exercise, any lien, right of set-off, right to combine or consolidate accounts or any other Security over, against or with respect to any Hedging Arrangement (except in relation to the netting of payments (or, in the case of termination, netting or set-off of payments) under the provisions of any Hedging Arrangement).

8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Payment Dates

The first Interest Period for a Loan will commence on (and include) its Utilisation Date and end on (but exclude) the next following Interest Payment Date and each subsequent Interest Period will commence on (and include) an Interest Payment Date and end on (but exclude) the next following Interest Payment Date.

9.2	Shortening Interest Periods

If an Interest Period would otherwise overrun the Repayment Date, it shall be shortened so that it ends on the Repayment Date.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in any Interest Period, then the rate of interest on each Lender's share of the Loans for the Interest Period shall be the rate per annum which is the sum of:

(A)	the Applicable Margin;

(B)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loans from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loans.

10.2.2	In this Agreement "Market Disruption Event" means:

(A)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for sterling for the relevant Interest Period; or

(B)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loans exceed 33 per cent., provided that no Lender or Lenders shall be included for the purposes of such calculation if it is not a bank or financial institution) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

10.3.1
If a Market Disruption Event occurs and the Agent or a Borrower so requires, the Agent and that Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to Clause 10.3.1 above shall, with the prior consent of all the Lenders and any Borrower, be binding on all Parties.

10.4	Break Costs

10.4.1
The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by any Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Prepayment/Cancellation fee

11.3.1	The Borrowers shall pay to the Agent for the Lenders on the date of any prepayment of any Loan or cancellation of any part of the Total Commitments a fee calculated as follows:

(A)	if the prepayment or cancellation occurs on or before the first anniversary of the Utilisation Date, a fee of 1.50 per cent. of the amount so prepaid or cancelled;

(B)
if the prepayment or cancellation occurs after the first anniversary of the Utilisation Date but on or before the second anniversary of the Utilisation Date, a fee of 0.75 per cent. of the amount so prepaid or cancelled;

(C)
if the prepayment or cancellation occurs after the second anniversary of the Utilisation Date but on or before the third anniversary of the Utilisation Date, a fee of 0.50 per cent. of the amount so prepaid or cancelled; and

(D)	thereafter no such fee shall be payable.

11.3.2	The prepayment fee referred to in paragraph 11.3.1 shall become due on the date of any prepayment or cancellation of the Loans.

11.3.3	No prepayment fee shall be payable in the following circumstances:

(A)	where a prepayment occurs in accordance with Clause 7.1 (Illegality) of this Agreement;

(B)
where a prepayment in full occurs in accordance with Clause 7.5 (Right of repayment and cancellation in relation to a single Lender or Counterparty) of this Agreement and the Facility is refinanced with Eurohypo AG, London Branch;

(C)	where a prepayment is made in accordance with Clause 22.2.4 (Loan to Value Ratio), Clause 22.3.5 (Interest Cover) or Clause 21.7.2 (The Holding Account) of this Agreement;

(D)
where a prepayment is made in accordance with Clause 7.2 (Mandatory Prepayment – Allocated Loan Amounts) and the purchaser of the relevant Property or the entire issued share capital of the relevant Borrower which was the subject of the relevant Disposal utilises a facility provided by Eurohypo AG, London Branch; or

(E)
where a prepayment is made through the utilisation of any property insurance proceeds, as a result of the compulsory purchase of any Property or the utilisation of any Disposal Proceeds under Clause 7.2.1(C) (Mandatory Prepayment – Allocated Loan Amounts).

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(A)	a Lender which (other than a Lender within sub-paragraph (B) below) is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(1)	a Lender:

(a)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA); or

(3)	a Treaty Lender; or

(B)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(C)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(D)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(E)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA).

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(A)           is treated as a resident of a Treaty State for the purposes of the Treaty;

(B)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loans is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means, where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

12.1.2	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4
An Obligor is not required to make an increased payment to a Lender under Clause 12.2.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(B)

(1)	the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of Qualifying Lender;

(2)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(C)
the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to that Obligor; or

(D)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.7 below.

12.2.5
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.2.8	A UK Non-Bank Lender shall promptly notify the Borrowers and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.2.9
If a Lender which becomes a Party after the date of this Agreement is a UK Non-Bank Lender, it shall indicate, in the relevant Transfer Certificate, that it is a UK Non-Bank Lender by giving a Tax Confirmation.

12.3	Tax indemnity

12.3.1
The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(A)	with respect to any Tax assessed on a Finance Party:

(1)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost:

(1)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 (Tax gross-up) applied.

12.3.3
A Protected Party making, or intending to make a claim under Clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document, other than in respect of any transfer or assignment of any Finance Document.

12.6	Value added tax

12.6.1
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 12.6.3 below, if VAT is chargeable on any supply made by any Finance Party to any Party under  a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.6.2
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

12.6.3
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

13.1.1
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement "Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify a Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a written demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in Clause 12.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost;

(D)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(E)
attributable to the implementation of or application of or compliance with the "International Convergence of Measurement Standards a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by Government, Regulator, Finance Party or any of its Affiliates).

13.3.2	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

14.1.1
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(A)	making or filing a claim or proof against that Obligor;

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrowers shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1	the occurrence of any Event of Default;

14.2.2
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

14.2.3
funding, or making arrangements to fund, its participation in the Loan requested by a Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.2.4	any Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

14.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

14.3.1	investigating any event which it reasonably believes is a Default; or

14.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

15.1.1
Each Finance Party shall, in consultation with any Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

16.1.1	this Agreement and any other documents referred to in this Agreement; and

16.1.2	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrowers shall, within five Business Days of written demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrowers shall, within five Business Days of written demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Valuation Costs

The Borrowers shall on demand pay:

16.4.1	the costs of any Valuation under this Agreement save where this Agreement specifically states that the relevant Valuation shall be at the cost of the Agent; and

16.4.2	the costs of the Initial Valuation (together with VAT thereon if applicable) whether or not the Facility is drawn down.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Obligor irrevocably and unconditionally jointly and severally:

17.1.1	guarantees to each Finance Party punctual performance by each other Obligor of its obligations under the Finance Documents;

17.1.2
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Obligor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

17.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

17.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Obligor under this Clause 17 will not be affected by (and the intention of each Obligor is that its obligation shall continue in full force and effect notwithstanding) an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

17.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement;

17.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

17.4.7	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Obligor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Obligor under this Clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.6.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Obligor shall be entitled to the benefit of the same; and

17.6.2	hold in an interest-bearing suspense account any moneys received from any Obligor or on account of any Obligor's liability under this Clause 17.

17.7	Deferral of Obligor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Obligor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

17.7.1	to be indemnified by any other Obligor;

17.7.2	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

17.7.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

17.7.4
to claim any set-off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with the Finance Parties in the bankruptcy or liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other Security now or hereafter held by the Finance Parties in respect of the obligations of any Obligor under the Finance Documents or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of any other Obligor on terms that the benefit of such proof and of all of the money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the obligations of the Obligors under the Finance Documents in such manner as the Agent shall deem appropriate.

17.8	Agent's authority

If any Obligor fails to claim or prove in the liquidation or bankruptcy of any other Obligor promptly upon being directed to do so by the Agent as contemplated by Clause 17.7.4:

17.8.1	the Agent may, and is irrevocably authorised on behalf of such Obligor to, file any claims or proofs in such liquidation or bankruptcy on its behalf; and

17.8.2
the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of any Obligor or their proceeds is directed to pay distributions on the obligations or liabilities of such Obligor direct to the Agent on behalf of the Finance Parties until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Further assurance

Each Obligor agrees that it shall promptly, at the direction of the Agent, execute and deliver at its own expense any document (executed as a deed or under hand as the Agent may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by it under this Clause 17.

17.11	Release

On a Disposal of a Borrower in accordance with Clause 20.5.3 (Disposals), the Agent will, on the irrevocable and unconditional receipt of all amounts due on completion of such Disposal in accordance with Clause 7.2 (Mandatory Prepayment – Allocated Loan Amounts), at the cost of the Obligors, enter into a release of such Borrower, the subject of such Disposal, from all obligations under the Finance Documents.

17.12	Luxembourg guarantee limitation

17.12.1
The guarantee granted by any Borrower under Clause 17 (Guarantee and Indemnity) for the obligations of any Obligor, which is not a direct or indirect subsidiary of such Borrower, shall, together with any similar guarantee obligations of such Borrower arising under any other Finance Documents, be limited to an aggregate amount not exceeding the higher of:

(A)
95% of such Borrower’s capitaux propres (as referred to in article 34 of the Luxembourg Law dated 19 December 2002) as at the date on which a demand is made, increased by the amount of the Intra-Group Liabilities and any principal amount borrowed by it under this Agreement, and

(B)
95% of such Borrower’s capitaux propres (as referred to in article 34 of the Luxembourg Law dated 19 December 2002) as at the date of this Agreement, increased by the amount of the Intra-Group Liabilities and any principal amount borrowed by it under this Agreement.

17.12.2	For the purposes of this Clause 17.12, the term "Intra-Group Liabilities" means any amounts owed by the relevant Borrower to Holdco.

17.12.3
The limitation in Clause 17.12.1 shall not apply to obligations in respect of any principal amounts (if any) borrowed by the relevant Borrower or any of its subsidiaries from another member of the Group and financed directly or indirectly by a borrowing under the Finance Documents.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

18.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations and any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is party do not and will not conflict with:

18.3.1	any law or regulation applicable to it;

18.3.2	its constitutional documents; or

18.3.3	any agreement or instrument binding upon it or any of its assets, to an extent which would be reasonably likely to have a Material Adverse Effect.

18.4	Power and authority

It has the power to enter into, exercise its rights under, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required:

18.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

18.5.2
to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, provided that, in the future, the registration of any Finance Documents with the Administration de l'enregistrement et des Domaines may be requested in case of legal proceedings before a Luxembourg court, have been obtained or effected and are in full force and effect.

18.6	Relevant Consents

18.6.1
All Relevant Consents which it is necessary for an Obligor to hold at the relevant time of making or being deemed to repeat this representation and warranty have been obtained and effected and are in full force and effect.

18.6.2	There exists no reason known to it, having made all reasonable enquiries, why any Relevant Consent might be withdrawn, suspended, cancelled, varied, surrendered or revoked.

18.6.3	All Relevant Consents have been or are being complied with in all material respects.

18.7	Title to assets and other property matters

18.7.1
With effect from and including the Utilisation Date, each Borrower is the sole legal and beneficial owner of the Property opposite its name in Schedule 6 (The Properties) with the right to transfer with full title guarantee all or any part of that Property and (save as disclosed in any Report on Title) each Obligor has good marketable title to all assets over which Security is, or is expressed to be created pursuant to a Security Document.

18.7.2	Save as disclosed in any Report on Title:

(A)	there subsists no breach of any law or regulation which adversely affects or might adversely affect the value of the Properties;

(B)
so far as the Obligors are aware (having reviewed the Reports on Title and all other due diligence materials and replies to enquiries supplied by the vendors of the Properties), there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever which adversely affects the value of the Properties;

(C)	nothing has arisen or has been created or is subsisting which would be an overriding interest over the Properties;

(D)	no facility necessary for the enjoyment and use of the Properties is enjoyed on terms entitling any person to terminate or curtail its use;

(E)
as at the date of this Agreement, no Obligor has received notice of any adverse claim by any person in respect of the ownership of the Properties or any interest in it, nor has any acknowledgement been given to any person in respect of the Properties; and

(F)
with effect from and including the Utilisation Date, the Properties are free from any Security or any tenancies or licence save as permitted by this Agreement or as otherwise permitted in writing by the Agent.

18.7.3	The Properties are not:

(A)	registered; or

(B)	subject to any pending application for registration,

as a freehold estate in commonhold land under Part 1 of the Commonhold and Leasehold Reform Act 2002.

18.7.4	The Properties are insured under insurance policies which are in full force and effect in the manner and to the extent required by the Finance Documents.

18.7.5
All premiums due under each insurance policy under which a Property is insured have been paid in full within any applicable grace period and no notice of any payment default in relation to any such policy has been received by any Obligor.

18.8	Governing law and enforcement

18.8.1	The governing law specified in each Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.8.2
Subject to any reservations stated in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.9	Tax

18.9.1	It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.9.2
Each Borrower is entitled to receive all Rental Income free from any deduction or withholding for on account of any Tax (whether pursuant to section 971 of ITA or otherwise) on each date on which it receives any Rental Income (or on which any Rental Income is received on its behalf).

18.9.3	It is registered or registerable for VAT and is not a member of any group for VAT purposes (other a group consisting solely of Obligors).

18.9.4
It has validly exercised its option to charge VAT in respect of supplies made in relation to the Properties and has received confirmation from HM Revenue & Customs in writing that such option is acknowledged.

18.9.5
Each Borrower has, prior to the date of the transfer to it of the Properties to be acquired by it, notified the vendor of that Property that paragraph (2B) of Article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to it.

18.9.6
None of the transactions to be carried out under the terms of the Transaction Documents will constitute "notifiable arrangements" within the definition set out in section 306(1) Finance Act 2004 which are of a description prescribed in Statutory Instrument 2005/1868 (The Stamp Duty Land Tax Avoidance Schemes (Prescribed Description of Arrangements) Regulations 2005).

18.10	No filing or stamp taxes

Except for registration of any Security Document at Companies House and the Land Registration Acts 1925-2002, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the payment of any stamp duty land tax in relation to the Acquisition Documents).

18.11	No default

18.11.1	No Event of Default is continuing or would reasonably be expected to result from the making of a Utilisation.

18.11.2
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would have a Material Adverse Effect.

18.12	No misleading information

18.12.1
All information provided by or on behalf of any Obligor in connection with any Obligor, any Shareholder, any Property or any Transaction Document (including, without limitation, any information provided to any Valuer or for the purpose of any Report on Title) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.12.2
The financial projections contained in the Business Plan and any other information referred to in Clause 18.12.1 above have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.12.3
Nothing has occurred or been omitted and no information has been given or withheld that results in the information referred to in Clause 18.12.1 above being untrue or misleading in any material respect as at the date such information was provided.

18.13	Financial statements

18.13.1	Its financial statements most recently delivered to the Agent (being on the date of this Agreement, the Original Financial Statements) were prepared in accordance with GAAP consistently applied.

18.13.2
Its financial statements most recently delivered to the Agent (being on the date of this Agreement, the Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations (consolidated if applicable) during the relevant financial year.

18.13.3	There has been no material adverse change in its business or financial condition of an Obligor since the date to which its Original Financial Statements were made up.

18.14	Ranking

18.14.1
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14.2
The Security conferred by each Security Document constitutes a first priority security interest of the type described, (subject to the fact that a charge expressed to be a charge over book debts may take effect as a floating charge) over the assets referred to, in that Security Document, those assets are not subject to any prior or pari passu Security and the Security conferred by each Security Document is not liable to avoidance on liquidation, bankruptcy, composition or any other similar insolvency proceeding.

18.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which could reasonably be expected to be adversely determined and which would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been commenced against an Obligor or a Shareholder.

18.16	Environmental Matters

18.16.1
It is and has been in full compliance with all applicable Environmental Laws in all material respects and there are, to the best of its knowledge and belief after all due enquiry, no circumstances that may prevent or interfere with such full compliance in the future and no Obligor has other than in the ordinary course of its activities placed or allowed to be placed on any part of any Property any Dangerous Substance and where such Dangerous Substance has been so placed, it is kept, stored, handled, treated and transported safely and prudently so as not to pose a risk of harm to the Environment.

18.16.2
It is and has been, in compliance with the terms of all Environmental Licences necessary for the ownership and operation of its activities as presently owned and operated and as presently proposed to be owned and operated where failure to do so would be reasonably likely to have a Material Adverse Effect or result in any liability on any Finance Party.

18.16.3
It is not aware, having made all reasonable enquiries, of any Environmental Claim in respect of any Property where failure to do so would be reasonably likely to have a Material Adverse Effect or result in any liability on any Finance Party.

18.16.4
So far as it is aware, having made all reasonable enquiries, the past and present occupiers of the Properties have been and are in full compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Licences necessary for their activities and operations now and as proposed where failure to do so would be reasonably likely to have a Material Adverse Effect or result in any liability on any Finance Party and it is not aware, having made all reasonable enquiries, of any circumstances which might prevent or interfere with such compliance in the future.

18.16.5
To the best of its knowledge and belief after all due enquiry, there is no Dangerous Substance present in or on the soil or water (including underground water) on any Property which would prevent or impede in any material respect the lawful use and occupation thereof for the purposes of which it is currently intended or which poses a significant risk of harm to the Environment or public health or welfare or property.

18.17	No Other Business

No Obligor:

18.18.1
has traded or carried on any business since the date of its incorporation or formation except for (in the case of each Borrower) the acquisition of the relevant Property pursuant to the Acquisition Agreement and the acquisition, ownership and management of its interests in the relevant Property and (in the case of Holdco) the acquisition and ownership of each Borrower; nor

18.18.2	has any employees.

18.18	Ownership

Save as permitted under Clause 20.14 (Ownership):

18.18.1	the entire issued share capital of each Borrower is legally and beneficially owned by Holdco; and

18.18.2	the share capital of Holdco is legally and beneficially owned as to 60% by the Hines Shareholder and as to 40% by the Moorfield Shareholder.

18.19	Overseas Obligors

Each Obligor which is not incorporated under the laws of any part of the United Kingdom represents that it has not registered an establishment in the United Kingdom at Companies House whether under its name of incorporation or under any other name.

18.20	Borrower Confirmation

Each Borrower declares that it is the economic beneficiary of its Loan and undertakes to inform the Agent of any change to such status without delay and to provide the Agent with any information which the Agent shall request regarding the identity of the economic beneficiary.

18.21	Repetition

18.21.1
The representations in this Clause 18 (other than that contained in Clause 18.13.3 (Financial statements)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request, the date of Disposal of a Property and the first day of each Interest Period.

18.21.2
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the date of Disposal of a Property or of the entire issued share capital in any Borrower and on the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Obligors shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

19.1.1	the audited consolidated financial statements of Holdco for that financial year; and

19.1.2	in respect of each Borrower, a balance sheet for that financial year.

19.2	Compliance Certificate

19.2.1
The Borrowers shall supply to the Agent five Business Days prior to each Test Date a Compliance Certificate setting out (in reasonable detail) calculations as to compliance with Clause 22.2 (Loan to Value Ratio) and Clause 22.3 (Interest Cover).  If the Agent disagrees with any Borrower's calculations, the Agent shall confer with that Borrower with a view to agreeing those calculations but in the absence of such agreement, the Agent's decision, in the absence of manifest error and provided that the Agent's calculations are in accordance with the relevant provisions of this Agreement, shall be final.

19.2.2	Each Compliance Certificate shall be signed by two managers of Holdco.

19.3	Requirements as to financial statements

19.3.1
Each set of financial statements delivered by the Obligors pursuant to Clause 19.1 (Financial statements) shall be certified by a manager of Holdco (in the case of Clause 19.1.1) or the relevant Borrower (in the case of Clause 19.1.2) as giving a true and fair view of (if audited) or as fairly representing (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.

19.3.2	The Obligors shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

19.4	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

19.4.1
so far as the subject matter of such documents relate to a Default, all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

19.4.2
promptly upon becoming aware of them, the details of any litigation (which, if adversely determined, would be reasonably likely to result in an award or judgment against an Obligor in excess of £25,000), arbitration or administrative proceedings which are current, threatened or pending against any Obligor; and

19.4.3	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request.

19.5	Notification of default and remedy

19.5.1
Each Obligor shall notify the Agent of any Default (and the steps being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.5.2
Promptly upon a request by the Agent, a Borrower shall supply a certificate signed by two of its managers or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5.3	If any Obligor remedies any Event of Default, it shall immediately notify the Agent in writing and provide details of the steps taken to remedy such Event of Default.

19.6	Know Your Customer

19.6.1
Each Borrower shall promptly upon request by the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out and be satisfied with all necessary "know your customer" or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated by the Finance Documents.

19.6.2
Each Lender shall promptly upon request by the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably required by the Agent (for itself) in order for the Agent to carry out and be satisfied with all necessary "know your customer" or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

19.6.3
Each Obligor and the Moorfield Shareholder shall deliver to the Agent an excerpt of the Luxembourg Register of Commerce and Companies pertaining to it immediately following completion of its registration with the Luxembourg Register of Commerce and Companies.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force and are given by each Obligor.

20.1	Authorisations

Each Obligor shall promptly:

20.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

20.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or its assets may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Negative pledge

20.3.1	No Obligor shall create or permit to subsist any Security over any of its assets.

20.3.2	No Obligor shall:

(A)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(B)	dispose of any of its receivables on recourse terms;

(C)
save in respect of any Hedging Arrangement, enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

20.3.3	Clauses 20.3.1 and 20.3.2 above do not apply to:

(A)	any lien arising by operation of law and in the ordinary course of trading; or

(B)	any Security entered into pursuant to any Finance Document.

20.4	Financial Indebtedness

No Obligor shall incur any Financial Indebtedness other than any Financial Indebtedness:

20.4.1	arising under the Finance Documents and any Subordinated Debt;

20.4.2	in the case of Holdco only, comprising any Shareholder Debt;

20.4.3	owed to another Obligor; or

20.4.4
in the case of Holdco only, in respect of any counter-indemnity obligation given by it in respect of a Bank Guarantee which is secured by a cash deposit and where recourse and rights of enforcement are limited solely to the amount of such cash deposit and in respect of which the issuer of such Bank Guarantee has no recourse to any other assets of any Obligor.

20.5	Disposals

20.5.1	No Obligor shall in a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary Dispose of any asset.

20.5.2	Clause 20.5.1 does not apply to:

(A)	any Disposal expressly permitted pursuant to Clause 22.6 (Occupational Leases);

(B)	any Disposal permitted in accordance with Clause 20.5.3 below, and

(C)	any Disposal contemplated by Clause 7.2.1(C) (Mandatory Prepayment – Allocated Loan Amounts).

20.5.3
A Borrower may dispose of a Property by way of sale of its interest in that Property and/or Holdco may dispose of any Borrower by way of the sale of the entire issued share capital of that Borrower if:

(A)	no Default is continuing or would result from that disposal;

(B)
neither payment for the relevant disposal nor the completion date for the relevant disposal is deferred for more than sixty days from the date on which a binding contract relating to the relevant sale is executed;

(C)
the gross sale proceeds from the relevant disposal are or will be at least equal to the Market Value shown by the then latest Valuation of the relevant Property (provided that, if a new Valuation of the relevant Property is carried out at the request of the relevant Obligor in accordance with Clause 22.2.3 (Loan to Value) no more than twelve weeks prior to the date of entry into of a binding contract in respect of such disposal, the gross sale proceeds must be at least equal to 90% of the Market Value shown by such new Valuation);

(D)	if the relevant sale is to be completed prior to the execution of the Five Brindleyplace New Letting, the Agent is satisfied that either:

(1)
such sale would not result in either or both of the Cash Trap Triggers applying on the completion date of the proposed sale (assuming for this purpose that the Cash Trap Triggers were to be tested on the completion date of the proposed sale, rather than an Interest Payment Date); or

(2)	to the extent that such sale would otherwise result in either or both of the Cash Trap Triggers applying on the completion date of the proposed sale, the Borrowers have either:

(a)	deposited into the Rectification Account; or

(b)	prepaid the Loans by; or

(c)	provided a Bank Guarantee in respect of,

such amount as is determined by the Agent as, by treating the amount of such deposit or Bank Guarantee (in the case of paragraphs (a) and (c) above) as a reduction in the amounts of the Loans, will ensure that neither of the Cash Trap Triggers will apply on the completion date of the proposed sale (assuming for this purpose that the Cash Trap Triggers were to be tested on the completion date of the proposed sale rather than an Interest Payment Date); and

(E)	the Net Disposal Proceeds from the sale of the Property are sufficient to fund:

(1)	the prepayment amount required under Clause 7.2 (Mandatory Prepayment – Allocated Loan Amounts); and

(2)	any amounts payable under any Finance Document as a result of such prepayment including under Clause 7.6.2 (Restrictions), Clause 16.4 (Break Costs) and Clause 11.4 (Prepayment/Cancellation Fee).

20.6	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

20.7	Transaction Documents

Each Obligor will:

20.7.1	duly observe and perform all of its obligations under each of the Finance Documents;

20.7.2	duly observe and perform all of its obligations under each of the Transaction Documents (other than the Finance Documents) in all material respects;

20.7.3
exercise such rights as it may from time to time have under or pursuant to any of the Transaction Documents to procure the due performance by each other party thereto (other than the Finance Parties) of such party's respective material obligations under each such Transaction Document; and

20.7.4	take all steps available to it to pursue and enforce its rights under each of the Transaction Documents in all material respects; and

20.7.5
save as permitted under Clause 22.6 (Occupational Leases), 22.8 (Managing Agents), or 22.9 (Asset Managers) not amend or consent to an amendment of a Transaction Document without the prior written consent of the Agent.

20.8	Centre of Main Interests

20.8.1
No Obligor shall permit its centre of main interests, both for the purposes of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, to be in any jurisdiction other than its jurisdiction of incorporation or England and Wales.

20.8.2
No Obligor shall permit to exist an establishment, both for the purpose of Council Regulation (EC) No 1346/2000 and The Cross-Border Insolvency Regulations 2006, in any jurisdiction other than its jurisdiction of incorporation or England and Wales.

20.9	VAT

20.9.1	Each Borrower shall:

(A)
ensure that it is at all times registered for VAT and that it uses all reasonable endeavours promptly to obtain such recoveries of VAT from H.M. Revenue & Customs (whether by way of set off or repayment) that are available to it and shall pay all recoveries of VAT from H.M. Revenue & Customs into its Rent Account;

(B)
exercise any option or right of election available at law that the supplies made in respect of any Property shall be taxable for VAT purposes at the standard or any other applicable rate (other than zero), including under Part 1 of Schedule 10 to the Value Added Tax Act 1994 and not (where applicable) carry out or permit to be carried out any action which will or may cause any option or right of election that the supplies made in respect of any lease or tenancy of the same shall be taxable for VAT purposes at the standard or any other applicable rate which has already been exercised, to be dis-applied; and

20.9.2	No Obligor may be a member of a VAT group other than a group made up solely of Obligors.

20.10	Guarantees

Other than under a Finance Document, no Obligor will give or permit to exist any guarantee or indemnity (other than, in the case of Holdco only, in respect of any counter-indemnity obligation given by it in respect of a Bank Guarantee which is secured by a cash deposit and where recourse and rights of enforcement are limited solely to the amount of such cash deposit and in respect of which the issuer of such Bank Guarantee has no recourse to any other assets of any Obligor) by it of any obligation of any person, nor permit or suffer any person to give any Security for or guarantee or indemnity of any of its obligations.

20.11	Loans

No Obligor will make any loan or provide any other form of credit or financial accommodation to any person, other than to another Obligor.

20.12	Contracts

No Obligor may enter into any contract other than:

20.12.1	a Transaction Document;

20.12.2	any Permitted Contract; and

20.12.3	any other contract expressly permitted under the terms of this Agreement.

20.13	Dividends, subordination and share capital

No Obligor shall:

20.13.1
pay any dividends, make any distributions or (without the prior written consent of the Agent, which shall not be unreasonably withheld or delayed in circumstances where such repayment or redemption is required or desirable in order to effect a distribution of the proceeds of any Disposal that is permitted in accordance with this Agreement) repay or redeem any of its share capital;

20.13.2	make any repayments or prepayments of any Subordinated Debt other than as expressly permitted by the Deed of Subordination;

20.13.3	make any repayments or prepayments of any Shareholder Debt;

20.13.4
(other than in the case of Holdco, but subject to compliance with Clauses 18.18 (Ownership) and 20.14 (Ownership)) reduce its share capital, issue any further shares or alter any rights attaching to its issued shares as at the Utilisation Date (without the prior written consent of the Agent, which shall not be unreasonably withheld or delayed in circumstances where such repayment or redemption is required or desirable in order to effect a distribution of the proceeds of any Disposal that is permitted in accordance with this Agreement), other than, provided no Default is continuing:

(A)
the payment of dividends by a Borrower to Holdco or the repayment of any Subordinated Debt (or the payment of any interest thereon) due from any Borrower to Holdco in each case from funds standing to the credit of a Borrower's General Account in accordance with Clause 21.3.4 (The General Accounts); or

(B)
the payment of dividends by Holdco to a Shareholder or the repayment of any Shareholder Loan (or the payment of any interest thereon), in each case from the Holding Account in accordance with Clause 21.7 (The Holding Account); or

20.13.5	if at any time the Asset Manager is an Affiliate of a Shareholder and:

(A)
any amounts are standing to the credit of the Cash Trap Account but no Event of Default is continuing, pay any Asset Manager's Fees or any other fee or other amount to the Asset Manager in excess of an aggregate of £62,500 per Quarter; or

(B)	an Event of Default is continuing, pay any Asset Manager's Fees or any other fee or other amount to the Asset Manager.

20.14	Ownership

20.14.1	The entire issued share capital of each Borrower shall at all times be legally and beneficially owned by Holdco.

20.14.2
No less than 51% in aggregate of the share capital of Holdco shall at all times be legally and beneficially owned by the Shareholders, provided that at any time after the date of this Agreement a Shareholder may dispose of any share capital in Holdco if:

(A)
prior to any such disposal, the Obligors supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, such Lender or any prospective new Lender to carry out and be satisfied with all necessary "know your customer" or other checks in relation to the proposed new shareholder;

(B)
as a result of such disposal, an aggregate amount of at least 80% of the share capital of Holdco will continue to be legally and beneficially owned by the Shareholders, notification of such disposal shall be given by the relevant Shareholder to the Agent promptly following such disposal; and

(C)
as a result of such disposal, an aggregate amount of not less than 51% but not more than 79% of the share capital of Holdco will continue to be legally and beneficially owned by the Shareholders, prior to any such disposal the relevant Shareholder must obtain the written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

20.14.3	Any disposal which would result in the Shareholders owning less than 51% of Holdco shall require the prior written consent of the Majority Lenders.

20.15	Consents

Each Obligor must ensure that:

20.15.1	all Relevant Consents; and

20.15.2	all statutory requirements, as are necessary:

(A)	to enable it and any Shareholder to perform its obligations under the Transaction Documents to which it is a party; and

(B)	in connection with the management, use and occupation of the Properties,

are duly obtained and maintained in full force and effect or, as the case may be, complied with.

20.16	Notice of default

Each Obligor shall promptly notify the Agent:

20.16.1	of any material dispute of which it becomes aware between, or any material breach or default by, any of the parties to any of the Transaction Documents; and

20.16.2
if any event occurs of which it becomes aware which will or may prevent or render impracticable performance of any of the Transaction Documents, in accordance with its respective terms, or the carrying on by an Obligor of its business or operations, and any such notification shall include the nature and extent of such dispute, breach, default, or event and the steps being taken or proposed to be taken in respect thereof.

20.17	Stamp Duty/Stamp Duty Land Tax

The Obligors shall ensure that any stamp duty and/or stamp duty land tax payable in respect of the Transaction Documents or any related document or in respect of the transactions contemplated by the Acquisition is promptly paid.

20.18	Securitisation

Each Obligor shall:

20.18.1
assist the Lenders and provide such information as such Lender may request in connection with any steps that Lender may wish to take to achieve a successful securitisation of all or part of its rights under this Agreement whether alone or in conjunction with any other loan or loans;

20.18.2
make such amendments to the Finance Documents as may be reasonably requested by the Lenders in connection with any such securitisation (provided the same are not more onerous in any material respect to the Obligors than the existing terms of the Finance Documents); and

20.18.3
use all reasonable endeavours to take such steps as a Lender may require to ensure full compliance with the listing rules of any applicable stock exchange that may become applicable as a result of any such securitisation, provided that the relevant Lender will reimburse the Obligors for any costs reasonably incurred in connection with its obligations under this clause where such costs have been approved in writing by that Lender.  Nothing in this Clause 20.18 shall entitle a Lender to require an Obligor to enter into any document on terms that are more onerous than those contained in the existing Finance Documents.

20.19	Syndication

The Obligors shall actively assist the Arranger in effecting the syndication by the Arranger of the Facility (the "Syndication").  This assistance will include, but not be limited to:

20.19.1
making such minor amendments to this Agreement as may be reasonably requested by the Lenders (provided the same are not more onerous in any material respect to the Obligors than the existing terms of the Finance Documents);

20.19.2	cooperating with a reasonable number of site visits by potential Lenders;

20.19.3	participating in not more than two presentations to potential Lenders;

20.19.4
using all reasonable endeavours to obtain appropriate authorisations from the relevant Obligor's auditors, consultants, valuers and other professional advisers to release for the benefit of the Lenders any information addressed to an Obligor and/or the Agent in connection with this Agreement or the Properties;

20.19.5	refraining from making any statement, announcement or publication or doing any act or thing which may obstruct Syndication in any way;

20.19.6
assisting the Agent and Arranger in the preparation and review of any information which the Agent and/or the Arranger may reasonably require for the purposes of Syndication, including assisting in the preparation of any information memorandum; and

20.19.7
representing the content of any information referred to in Clause 20.19.6 above or any other information previously supplied to the Agent and/or the Arranger in connection with this Agreement in the terms set out in Clause 18.12 (No misleading information).

21.	THE ACCOUNTS

21.1	Bank Accounts

The Obligors shall ensure that the following bank accounts shall be opened and maintained at the relevant Account Bank:

21.1.1	a current account in the name of each Obligor, each designated a "General Account";

21.1.2	a current account in the name of each Borrower, each designated a "Rent Account"; and

21.1.3	a current account in the name of Holdco designated the "Disposal Account";

21.1.4	a current account in the name of the Five Brindleyplace Borrower designated the "Five Brindleyplace Reserve Account";

21.1.5	a current account in the name of Holdco designated the "Cash Trap Account";

21.1.6	a current account in the name of Holdco designated the "Holding Account"; and

21.1.7	a current account in the name of Holdco designated the "Rectification Account".

The Accounts shall be the only bank accounts of the Obligors, provided that each Obligor may open one Subscription Account at the relevant Account Bank and provided that no funds are credited to any Subscription Account other than the subscription monies for the subscription for shares in such Obligor.

21.2	The Rent Accounts

21.2.1	In relation to each Rent Account:

(A)	the Agent shall have sole signing rights on the Rent Account;

(B)
each Borrower shall procure that all Rental Income paid to that Borrower or any other person on its behalf, all amounts receivable under any Hedging Arrangement to which it is a party and all other amounts of whatever nature received by it are paid into its Rent Account.

21.2.2	A Borrower may satisfy its obligations under Clause 21.2.1(B) in respect of Rental Income by procuring that:

(A)	the Managing Agent promptly collects all Rental Income and at least two Business Days before each Interest Payment Date pays all Net Rental Income received by it into that Borrower's Rent Account; and

(B)
pending payment into that Borrower's Rent Account, the Managing Agent holds that Net Rental Income in a trust account in the name of the Managing Agent into which only moneys representing Rental Income from the Properties is paid, held with a bank the long term unsecured, unsubordinated and unguaranteed debt instruments in issue of which have a rating of at least A+ (or better) by Standard and Poor's Rating Services, A1 (or better) by Moody's Investor Services, Inc. or A (or better) by Fitch Ratings Limited (or, in each case its successor rating business) or such other bank as the Agent may approve (acting reasonably).

21.2.3
If any Borrower fails to pay any amount due under any Headlease on the day on which it is due, the Agent may, and is irrevocably authorised by each Borrower to withdraw from its Rent Account a sum necessary to meet the due amount and apply that sum in payment of that due amount.

21.2.4
On each Interest Payment Date, the Agent shall (and is irrevocably authorised by each Borrower to) withdraw from each Borrower's Rent Account such amount as may be necessary on such date in or towards the following items (and if the credit balance in the Rent Accounts is insufficient to pay all those items, in the following order):

(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents which are owed by that Borrower;

(B)	secondly, in or towards payment pro rata of:

(1)	any net payments (not being payments as a result of termination or closing out) due from that Borrower but unpaid to the Counterparty under the Hedging Arrangements; and

(2)	any accrued interest, fee or commission due from that Borrower but unpaid under this Agreement;

(C)	thirdly, in or towards payment pro rata of:

(1)	any net payments as a result of termination or closing out due from that Borrower but unpaid to the Counterparty under the Hedging Arrangements; and

(2)	any principal or other amount due from that Borrower but unpaid under this Agreement; and

(D)	fourthly:

(1)
if, once all withdrawals have been made from the Rent Accounts on that Interest Payment Date, no amount remains due and payable under the Finance Documents, such Interest Payment Date is not a Five Brindleyplace Reserve Date and neither of the Cash Trap Triggers apply, payment of any surplus to that Borrower's General Account; and

(2)
if, once all withdrawals have been made from the Rent Accounts on that Interest Payment Date, any amount remains due and payable under the Finance Documents and/or such Interest Payment Date is a Five Brindleyplace Reserve Date and/or any of the Cash Trap Triggers apply, payment of any surplus to the Holding Account.

21.3	The General Accounts

In relation to each General Account:

21.3.1	each Obligor shall have, subject to Clause 21.3.5 below, signing rights on its General Account;

21.3.2
each Obligor shall ensure that all amounts whatsoever recoverable or receivable by that Obligor when paid, other than those amounts required under this Agreement to be paid into any other Account, are paid into a General Account;

21.3.3
if an amount is deposited in an Obligor's General Account in accordance with Clause 21.5.5 (The Five Brindleyplace Reserve Account), the relevant Obligor shall only apply such deposited amount in payment of any Five Brindleyplace Refurbishment Expenditure;

21.3.4
unless a Default is continuing an Obligor may, subject to the restrictions in the Deed of Subordination and subject to Clause 21.3.3, make withdrawals (other than withdrawals of monies deposited in accordance with Clause 21.5.5 (The Five Brindleyplace Reserve Account)) from its General Account to pay any of its liabilities (including the payment of dividends); and

21.3.5	at any time whilst a Default is continuing the Agent may give notice to any Obligor that no amount may be withdrawn from its General Account without the prior consent of the Agent.

21.4	The Disposal Account

In relation to the Disposal Account:

21.4.1	the Agent shall have sole signing rights to the Disposal Account;

21.4.2
each Borrower shall deposit amounts into the Disposal Account in accordance with Clause 7.2.1 (Mandatory Prepayment – Allocated Loan Amounts) and on the next Interest Payment Date following any such deposit the Agent shall apply such amounts first in prepaying the Loan in accordance with Clause 7.2 (Mandatory Prepayment – Allocated Loan Amounts) and thereafter in payment of any surplus to the General Accounts in accordance with any written instructions given to it by Holdco;

21.4.3
each Borrower must deposit the proceeds of loss of rent insurance into the Disposal Account in accordance with Clause 22.1 (Insurance) and if no Default is continuing, on each Interest Payment Date the Agent shall transfer to that Borrower's Rent Account such part of each amount deposited in the Disposal Account in accordance with Clause 22.1 (Insurance) as the Agent reasonably determines would have been paid in the relevant Interest Period as Rental Income in respect of each Property or part of each Property in respect of which loss of rent insurance has been paid in order for such amount to be applied in accordance with Clause 21.2.4 (The Rent Accounts); and

21.4.4
if no Default is continuing or would result from such withdrawal, the Agent must at the request of a Borrower, withdraw any amount from the Disposal Account for application in voluntary prepayment of the Loans in accordance with the terms of this Agreement.

21.5	The Five Brindleyplace Reserve Account

In relation to the Five Brindleyplace Reserve Account:

21.5.1	the Agent shall have sole signing rights to the Five Brindleyplace Reserve Account;

21.5.2
the Obligors shall ensure that, on each Five Brindleyplace Reserve Date, the balance of the Five Brindleyplace Reserve Account is not less than the applicable Five Brindleyplace Required Reserve Amount;

21.5.3
at any time after 1 February 2012, provided no Default is continuing and provided that the Five Brindleyplace Borrower may only make one such request per calendar month, the Five Brindleyplace Borrower may request that an amount standing to the credit of the Five Brindleyplace Reserve Account (the "Requested Amount") may be withdrawn to pay or reimburse any Five Brindleyplace Refurbishment Expenditure;

21.5.4	the approval by the Agent of any request made pursuant to Clause 21.5.3 is subject to the following conditions:

(A)
the Agent has received a letter addressed to it from a manager on behalf of the Five Brindleyplace Borrower confirming that the Requested Amount has been incurred in respect of Five Brindleyplace Refurbishment Expenditure during the period beginning on the date on which the last transfer was made by the Agent in accordance with Clause 21.5.5 and ending on the date of such request and listing details of all relevant invoices; and

(B)
the Agent has received evidence satisfactory to it (acting reasonably) that an amount not less than the Requested Amount has been or will be applied by the Borrowers in payment of Five Brindleyplace Refurbishment Expenditure from the monies in the General Accounts (excluding any amounts transferred by the Agent in accordance with Clause 21.5.5) during the period beginning on the date on which the last transfer was made by the Agent in accordance with Clause 21.5.5 and ending on the date of such request;

21.5.5
if the conditions under Clause 21.5.4 are satisfied in respect of any request made under Clause 21.5.3 then, provided no Default is continuing, the Agent shall transfer the amount requested to the General Accounts in accordance with any written instructions given to it by the Five Brindleyplace Borrower;

21.5.6
if at any time the Agent has received evidence satisfactory to it (acting reasonably) that the Five Brindleyplace New Letting has occurred, the Five Brindleyplace Borrower may request that all amounts (including accrued interest) then standing to the credit of the Five Brindleyplace Reserve Account shall be transferred to the General Accounts;

21.5.7
if there are any amounts standing to the credit of the Five Brindleyplace Reserve Account on 20 April 2013, the Five Brindleyplace Borrower may request that all amounts (including accrued interest) then standing to the credit of the Five Brindleyplace Reserve Account shall be either:

(A)	transferred to the Cash Trap Account, whereupon the Agent shall transfer such amounts to the Cash Trap Account; or

(B)	transferred to the General Accounts,

in either case, at any time on or after 20 April 2013;

21.5.8	the approval by the Agent of any request made pursuant to Clause 21.5.6 or 21.5.7 is subject to the following conditions:

(A)
the Agent has received a certificate from a third party professional appointed by the Five Brindleyplace Borrower for the purposes of monitoring the implementation of the Five Brindleyplace Refurbishment Plan or, if no such third party professional has been appointed, a manager on behalf of the Five Brindleyplace Borrower, in either case confirming that the refurbishment of the Five Brindleyplace Property has been completed in accordance with the Five Brindleyplace Refurbishment Plan and that there are no outstanding amounts of Five Brindleyplace Refurbishment Expenditure; and

(B)	no Default is continuing; and

(C)	other than in respect of any request made pursuant to Clause 21.5.7(A), neither of the Cash Trap Triggers applying on the date on which such request is made; and

21.5.9
if the conditions under Clause 21.5.8 are satisfied in respect of any request made under Clause 21.5.6 or 21.5.7 then the Agent shall transfer the amount requested to the General Accounts in accordance with any written instructions given to it by the Five Brindleyplace Borrower; and

21.5.10
any amount (including accrued interest) in the Five Brindleyplace Reserve Account on the Repayment Date shall be applied in repayment of the Loans and any other amount outstanding under the Finance Documents.

21.6	The Cash Trap Account

In relation to the Cash Trap Account:

21.6.1	the Agent shall have sole signing rights to the Cash Trap Account;

21.6.2
if any amount is deposited into the Cash Trap Account pursuant to Clause 21.7 (The Holding Account) such monies shall remain standing to the credit of the Cash Trap Account until a Cash Release Event occurs whereupon they shall (together with any accrued interest) be transferred into the General Accounts on the Interest Payment Date on which the Cash Release Event occurs in accordance with any written instructions given to the Agent by Holdco; and

21.6.3
if no Default is continuing or would result from such withdrawal and the Agent is satisfied that the conditions set out in paragraphs (A) and (B) of the definition of "Cash Release Event" have been satisfied on any Interest Payment Date, Holdco may request that:

(A)
an amount standing to the credit of the Cash Trap Account be withdrawn from the Cash Trap Account to fund a prepayment of the Loans to the extent necessary to ensure that the Loan to Value on such following Interest Payment Date will be not more than 67.5 per cent., in which case the Agent shall withdraw the amount requested and apply it in prepayment of the Loans; and

(B)
any surplus amount following the withdrawal referred to in paragraph (A) above be transferred to the General Accounts, in which case the Agent shall transfer such surplus amount to the General Accounts in accordance with any written instructions given to the Agent by Holdco.

21.7	The Holding Account

In relation to the Holding Account:

21.7.1	the Agent shall have sole signing rights on the Holding Account;

21.7.2
on each Interest Payment Date, the Agent shall (and is irrevocably authorised by the Obligors to) withdraw from the Holding Account such amount as may be necessary on such date in or towards the following items:

(A)
firstly, in or towards paying any amount which remains due and payable under the Finance Documents following any withdrawals made on that Interest Payment Date pursuant to Clause 21.2.4 (The Rent Accounts) (the "Due Amounts");

(B)
secondly, if such Interest Payment Date is a Five Brindleyplace Reserve Date, payment to the Five Brindleyplace Reserve Account of an amount equal to such amount of Net Operating Income as is necessary to ensure that the Borrowers have complied with their obligations in Clause 21.5.2 (The Five Brindleyplace Reserve Account);

(C)	thirdly, if such Interest Payment Date falls after 1 December 2012, payment to the Cash Trap Account of any remaining Net Operating Income unless the Agent is satisfied that either:

(1)
to the extent that any Cash Trap Triggers applied on any previous Interest Payment Date (the "Trigger Date"), at least two successive Interest Payment Dates have passed following such Trigger Date on which neither of the Cash Trap Triggers applied; or

(2)
by no later than 5 Business Days prior to such Interest Payment Date, the Borrowers have either (A) prepaid the Loans by such amount as is determined by the Agent as will ensure that neither of the Cash Trap Triggers apply on such Interest Payment Date or (B) deposited into the Rectification Account such amount as is determined by the Agent as, when treated as a reduction in the amount of the Loans, will ensure that neither of the Cash Trap Triggers apply on such Interest Payment Date; and

(D)
fourthly, payment of any surplus into the General Accounts in accordance with any written instructions given to it by Holdco or otherwise in such proportions as the Agent may in its absolute discretion determine.

If on any Interest Payment Date the credit balance in the Holding Account is insufficient to pay the Due Amounts the Agent shall pay the Due Amounts in the order specified in Clause 30.5.1 (Partial payments).

21.8	The Rectification Account

In relation to the Rectification Account:

21.8.1	the Agent shall have sole signing rights to the Rectification Account;

21.8.2	the Borrowers may deposit amounts into the Rectification Account in accordance with Clause 22.2 (Loan to Value Ratio) and Clause 22.3 (Interest Cover);

21.8.3
on any Interest Payment Date the Agent may transfer an amount deposited in the Rectification Account in accordance with Clause 22.2 (Loan to Value Ratio) and/or Clause 22.3 (Interest Cover) to the extent needed to satisfy any payment obligation of any Obligor in relation to interest or any amount payable by any Obligor under any Hedging Arrangement which, in either case, was due and not paid on that Interest Payment Date;

21.8.4
if no Default is continuing or would result from such withdrawal, the Agent must at the request of Holdco, withdraw any amount from the Rectification Account for application in voluntary prepayment of the Loan in accordance with the terms of this Agreement; and

21.8.5
if no Default is continuing or would result from such transfer and the Agent is satisfied that the tests under Clause 22.2 (Loan to Value Ratio) and Clause 22.3 (Interest Cover) have been met on two consecutive Test Dates (not taking into account any amounts deposited into the Rectification Account), then the Agent will, on the request of Holdco, transfer any amount deposited into the Rectification Account in accordance with Clause 22.2 (Loan to Value Ratio) or Clause 22.3 (Interest Cover) to one of the General Accounts in accordance with the written instructions given to it by Holdco.

21.9	Miscellaneous

In relation to all Accounts:

21.9.1	the Obligors shall procure that no Account is overdrawn at any time;

21.9.2	the Agent, may, whilst a Default is continuing, delegate its powers of withdrawal from any Account to any administrative receiver, receiver and/or manager;

21.9.3
if an Obligor receives or recovers any amount otherwise than by credit to the relevant Account, such Obligor shall pay the amount to the appropriate Account immediately after receipt or recovery and in like funds as so received or recovered and shall in the meantime hold the same subject to the Security created by the Finance Documents;

21.9.4
on the Repayment Date, or if the Agent has taken any step pursuant to Clause 23.18 (Acceleration), the monies standing to the credit of each Account may be applied by the Agent in or towards repayment of the Loans and/or in or towards payment of any other amount outstanding under the Finance Documents;

21.9.5
the Agent shall not be responsible to any Obligor for any non-payment of any liability of any Obligor which could be paid out of moneys standing to the credit of an Account.  The Agent shall not be liable to any Obligor for any withdrawal wrongly made (except for fraud or wilful misconduct by the Agent);

21.9.6
each Obligor shall provide to the Agent (in sufficient copies for all Lenders (if so required by the Agent)) within five Business Days of any request by the Agent the following information in relation to any payment received in an Account:

(A)	date of payment/receipt;

(B)	payer; and

(C)	purpose of/for payment/receipt;

21.9.7
an Account must be moved to another bank at any time if the Agent reasonably considers that the existing bank is not performing or would be reasonably likely not to perform its functions adequately in relation to the Accounts, having regard to the status of the Obligors (or any of them) for Tax purposes.  A change of Account only becomes effective when the proposed new bank agrees with the Agent and the relevant Obligor, in a manner satisfactory to the Agent (acting reasonably), to fulfil the role of the bank holding that Account; and

21.9.8
without limiting Clause 21.9.7 above, if the short term unsecured, unsubordinated and unguaranteed debt instruments in issue by a bank at which an Account is held cease to have a rating of at least one of the following, A+ (or better) by Standard and Poor's Rating Services, A1 (or better) by Moody's Investor Services, Inc. or A (or better) by Fitch Ratings Limited (or, in each case its successor rating business), the Agent may require that the Account be moved to another bank of its choice that satisfies such requirement within 10 Business Days of any Borrower becoming aware of the short term unsecured, unsubordinated and unguaranteed debt instruments in issue of the existing bank no longer carrying the rating required under this Clause.

22.	PROPERTY UNDERTAKINGS

22.1	Insurance

22.1.1
The Borrowers shall or shall procure that the tenants of each Property (or any part thereof) under any Occupational Lease maintain insurances in their respective names (with the Agent named as co-insured, except in the case of the Five Brindleyplace Property and the Six Brindleyplace Property and any third party liability insurance, in which case the Agent's interest shall be noted) on and in relation to their respective businesses and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by them and in a form acceptable to the Agent (acting reasonably) including:

(A)
insurance of each Property and the plant and machinery on each Property including each landlord's fixtures and fittings on a full reinstatement basis, including the cost of site clearance, professional fees and any value added tax;

(B)	third party liability insurances;

(C)	(to the extent available in the London insurance market) insurance against acts of terrorism;

(D)	insurance against at least three years loss of rent cover or such greater period as may be required under the terms of any Occupational Lease;

(E)	such other insurances as a prudent property company would effect; and

(F)	such other risks as the Agent may from time to time require.

22.1.2	Any policy for such insurance shall:

(A)
contain a standard mortgagee clause whereby such insurance shall not be vitiated or avoided as against a mortgagee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of the insured party or any circumstances beyond the control of the insured party;

(B)
contain terms providing that it shall not be invalidated so far as the Agent is concerned for failure to pay any premium due without the insurer first giving to the Agent not less than 30 days' written notice;

(C)	if the Agent is named as co-insured, contain terms providing that the Agent shall have no duty of disclosure to the insurance company or underwriters and have no liability to pay any unpaid premium;

(D)	be otherwise in an amount and form acceptable to the Agent; and

(E)
be with an insurance company or underwriters acceptable to the Agent with a long term unsecured debt instrument rating of at least A- by Standard and Poor's Rating Services, A1 by Moody's Investor Services, Inc. or A by Fitch Ratings Limited (or, in each case its successor rating business) and otherwise acceptable to the Agent.

22.1.3
The Borrowers shall procure that there be given to the Agent such information in connection with the insurances and copies of the policies as the Agent may reasonably require and will notify the Agent of premiums paid, renewals made and cancellations of policies made or, to the knowledge of any Borrower, threatened or pending.

22.1.4	No Borrowers shall agree or enter into any material variation of any insurance policy concerning any part of any Property without the prior written consent of the Agent.

22.1.5	No Borrowers shall permit anything to be done which may make void or voidable any insurance policy in connection with any part of any Property.

22.1.6	The Borrowers shall promptly pay all premiums and do all other things necessary to keep all of the insurance policies in force.

22.1.7	If the Borrowers fail to comply with any of the provisions of this Clause 22.1 the Agent shall be entitled to effect the insurances concerned at the expense of the Borrowers.

22.1.8
Subject to the terms of any Lease Document and the relevant insurance policy, each Borrower shall, if in Event of Default is continuing and the Agent so requires, apply all moneys received or receivable under any insurance in respect of the relevant Property in prepayment of the Loans, provided that loss of rent insurance shall be paid into the Disposal Account in accordance with Clause 21.4 (The Disposal Account).

22.1.9
If the relevant insurance company or underwriter ceases to meet the rating requirements set out in Clause 22.1.2(E) above, the Borrowers shall find a replacement insurance company or underwriter which meets such rating requirements and the other requirements of Clauses 22.1.1 and 22.1.2 above and is otherwise acceptable to the Agent by the date which is the earlier of the expiry date of the relevant policy and the date falling 10 days after the relevant downgrading.

22.2	Loan to Value Ratio

22.2.1	The Borrowers will ensure that, on any Test Date, Loan to Value shall not exceed 75%.

22.2.2	The Agent shall be entitled to require that a Valuation of the Properties (or any of them) is carried out:

(A)	at any time after the date of this Agreement, up to a maximum of one Valuation in any 12 month period, with such Valuation to be at the cost of the Borrowers; or

(B)	if a Default has occurred and is continuing, at the cost of the Borrowers;

(C)
if , in the opinion of the Agent, there may be a breach of the covenant in this Clause 22.2, at the cost of the Borrowers  (provided that such Valuation shall only be of the cost of the Borrowers if it shows a breach of this Clause 22.2);

(D)
if a Borrower intends to Dispose of its interest in a Property in accordance with Clause 20.5.3 (Disposals), provided that there is no Valuation dated within the period of 6 months ending on the date of the proposed Disposal, at the cost of the Borrowers; or

(E)	at any other time at the cost of the Agent.

22.2.3	If:

(A)
a Disposal is intended in accordance with Clause 20.5.3 (Disposals) and there is no Valuation of such Property dated within the period of 6 months ending on the date of the entry into of a binding contract in respect of such Disposal; or

(B)
a Borrower requires a Valuation to be carried out so as to ascertain whether a Cash Release Event has occurred, whether monies may be released from the Rectification Account or to determine the Applicable Margin, the relevant Borrower shall be entitled to require that a Valuation of such Property is carried out, such Valuation to be at the cost of the relevant Borrower.

22.2.4
If the requirement under Clause 22.2.1 is not met on any Interest Payment Date, the Borrowers may, within 5 Business Days of the earlier of the Compliance Certificate being delivered which shows the breach, or of the breach being notified to the Borrowers by the Agent, remedy such breach by:

(A)	depositing into the Rectification Account; or

(B)	prepaying the Loan by; or

(C)	providing a Bank Guarantee in respect of,

such amount as is determined by the Agent as, when treated as a reduction in the amount of the Loan (in the case of paragraph (A) or (C) above), will ensure compliance with Clause 22.2.1 above (such amount being the "Loan to Value Cure Amount").

22.2.5
On the date of any transfer of any amount referred to in Clause 22.2.4 above from the Rectification Account to the Rent Account in accordance with Clause 21.8.4 (The Rectification Account), the relevant Borrower shall deposit such additional amount into the Rectification Account as is determined by the Agent as, when treated as a reduction in the amount of the Loan, will ensure compliance with Clause 22.2.1 above.

22.2.6
The right to remedy a breach of Clause 22.2.1 pursuant to Clause 22.2.4 may not be exercised more than four times in aggregate during the term of the Facility and not on more than two consecutive Interest Payment Dates.  For the purposes of the limits set out in this Clause 22.2.6, any deposit, prepayment or provision of a Bank Guarantee made by the Borrowers in accordance with Clause 20.5.3(D)(2) (Disposals) will not be counted.

22.2.7
If the Borrowers have remedied a breach of Clause 22.2.1 pursuant to either paragraph (A) or (C) of Clause 22.2.4, the Borrowers may, at any time following such remedy and upon five Business Days' prior written notice having been given to the Agent:

(A)	replace the Loan to Value Cure Amount so deposited into the Rectification Amount with a Bank Guarantee in respect of such amount; or

(B)	replace the Bank Guarantee in respect of such Loan to Value Cure Amount with a deposit into the Rectification Account of such amount,

as applicable.

22.3	Interest Cover

22.3.1
The Borrowers will ensure that on each Test Date the Projected Annual Rental for the 12 month period beginning on such Test Date is at least 130% of Projected Finance Costs for the 12 month period beginning on such Test Date.

22.3.2	In determining Projected Annual Rental:

(A)	the Agent shall assume that a break clause in any Lease Document will be exercised on the earliest date available to the relevant tenant unless:

(i)	a new Lease Document has been entered into to take effect immediately upon that break, in which case the Rental Income thereunder shall be included; or

(ii)	the Agent has received confirmation in form and substance satisfactory to it that such break clause will not be exercised.

(B)	Rental Income shall be ignored unless payable under an unconditional and binding Lease Document;

(C)
potential increases in Rental Income as a result of rent reviews shall be ignored unless the reviewed rent has been settled by agreement or other resolution or the relevant Occupational Lease provides for a fixed rent increase;

(D)	Rental Income payable by a tenant that is three or more months in arrears shall be ignored;

(E)
Rental Income will be reduced by the amount (together with any VAT or similar taxes) of ground rent, rates, service charges, insurance premia, maintenance or other outgoings with respect to each Property to the extent of the amount by which those items are not fully funded by tenants under the Lease Documents ("Void Costs"); and

(F)	in relation to the Car Park Property, the Projected Annual Rental shall be:

(1)	on any Test Date falling prior to 20 July 2011, £1,000,000; and

(2)
on any Test Date falling on or after 20 July 2011, an amount equal to the aggregate of (1) 100 per cent. of the Car Park Fixed Rent and (2) 90 per cent. of the Car Park Variable Rent, in each case received by the Car Park Borrower in respect of the Car Park Property during the 12 month period ending on the relevant Test Date, based on the calculations delivered to the Agent in accordance with Clause 22.7.2 (Monitoring of Properties).

22.3.3	In determining Projected Finance Costs on any date the Agent will assume that, insofar as interest is not the subject of Hedging Arrangements, LIBOR is determined at the higher of:

(A)	the applicable Screen Rate on such date assuming that the relevant year was a 3 month period beginning on such date; or

(B)	the applicable Screen Rate on such date assuming that the relevant year was a 12 month period beginning on such date.

22.3.4
The Borrowers shall, by no later than 5 Business Days before each Test Date, deliver to the Agent calculations evidencing whether Clause 22.3.1 has been complied with on that Test Date.  If the Agent disagrees with any Borrower's calculations, the Agent shall confer with the relevant Borrower with a view to agreeing a set of calculations but in the absence of such agreement, the Agent's decision shall be final.

22.3.5
If the requirement under Clause 22.3.1 is not met on any Test Date, the Borrowers may, within 5 Business Days of the earlier of the Compliance Certificate being delivered which shows the breach, or of the breach being notified to the Borrowers by the Agent, remedy such breach by:

(A)	depositing into the Rectification Account; or

(B)	prepaying the Loan by; or

(C)	providing a Bank Guarantee in respect of,

such amount as is determined by the Agent as, when treated as a reduction in the amount of the Loans (in the case of paragraph (A) or (C) above) for the purposes of calculating Projected Finance Costs for the relevant period, will ensure compliance with Clause 22.3.1 above (such amount being the "ICR Cure Amount").

22.3.6
On the date of any transfer of any amount referred to in Clause 22.3.5 above from the Rectification Account to the Rent Account in accordance with Clause 21.8.4 (The Rectification Account), the relevant Borrower shall deposit such additional amount into the Rectification Account as is determined by the Agent as, when treated as Net Rental Income, will ensure compliance with Clause 22.3.1 above.

22.3.7
The right to remedy a breach of Clause 22.3.1 pursuant to Clause 22.3.5 may not be exercised more than four times in aggregate during the term of the Facility and not on more than two consecutive Interest Payment Dates.  For the purposes of the limits set out in this Clause 22.3.7, any deposit, prepayment or provision of a Bank Guarantee made by the Borrowers in accordance with Clause 20.5.3(D)(2) (Disposals) will not be counted.

22.3.8
If the Borrowers have remedied a breach of Clause 22.3.1 pursuant to either paragraph (A) or (C) of Clause 22.3.5, the Borrowers may, at any time following such remedy and upon five Business Days' prior written notice having been given to the Agent:

(A)	replace the ICR Cure Amount so deposited into the Rectification Account with a Bank Guarantee in respect of such amount; or

(B)	replace the Bank Guarantee in respect of such ICR Cure Amount with a deposit into the Rectification Account of such amount,

as applicable.

22.4	Environmental

Each Obligor shall:

22.4.1	obtain, maintain and comply with all necessary Environmental Licences in relation to the Properties and comply with all Environmental Laws in all material respects;

22.4.2	promptly upon becoming aware notify the Agent of:

(A)	any Environmental Claim current or to its knowledge threatened;

(B)	any circumstances likely to result in an Environmental Claim; or

(C)	any suspension, revocation or modification of any Environmental Licence;

22.4.3	indemnify each Finance Party against any loss or liability which:

(A)	that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(B)	which would not have arisen if a Finance Document had not been entered into; and

22.4.4
use all reasonable endeavours to ensure that all occupiers of each Property carry on their activities on the Properties in a prudent manner and keep them secure so as not to cause or knowingly permit harm or damage to the Environment (including but not limited to nuisance or pollution) or the significant risk thereof.

22.5	Inspections

The Obligors shall permit representatives of the Agent and its advisers on prior appointment to make inspections of the Properties as the Agent may require, subject to the terms of any relevant Occupational Lease.

22.6	Occupational Leases and Headleases

22.6.1	Subject to Clause 22.6.2, no Obligor shall (without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed)):

(A)	enter into any Agreement for Lease;

(B)	grant or agree to grant any new Occupational Lease;

(C)	agree to any amendment or waiver in respect of any Agreement for Lease or Occupational Lease;

(D)	commence any forfeiture proceedings in respect of any Occupational Lease;

(E)	grant any new contractual licence or sublease or right to occupy any part of any Property after the date of this Agreement;

(F)	consent to any surrender or assignment of any tenants interest under any Agreement for Lease or Occupational Lease or contractual licence or right to occupy any part of any Property;

(G)	agree to any rent reviews in respect of any Occupational Lease; or

(H)
serve any notice on any former tenant under any Occupational Lease under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under section 17(3) of that Act, provided that no Finance Party shall withhold its consent to any such matter if it would put a Borrower in breach of any obligation under the relevant Occupational Lease or under any binding law not to withhold its consent to that matter.

22.6.2	Notwithstanding the provisions of Clause 22.6.1:

(A)	no consent shall be required under Clause 22.6.1 (A) or (B) if:

(1)	the annual rent payable under the relevant Lease Document is less than £100,000; and

(2)	the relevant Lease Document is on arms' length terms and entered into in the ordinary course of business; or

(3)	the relevant Lease Document is entered into in accordance with and on terms substantially similar in all material respects to those set out in the Car Park Lease Plan;

(B)
if consent is required under Clause 22.6.1(A) or (B), the Agent shall be required to respond to the relevant Obligor's request for such consent within ten Business Days of receiving all relevant information requested by it from the relevant Obligor in relation to such request.

22.6.3	Each Borrower shall use all reasonable endeavours to find tenants for any vacant lettable space in any Property with a view to granting Agreements for Lease or Occupational Leases of that space.

22.6.4
No Obligor may grant or agree to grant any Lease Document without including in the alienation covenant a provision for the proposed assignor on any assignment to guarantee (if reasonable) the obligations of the proposed assignee until that assignor is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995.

22.6.5
Each Obligor shall diligently enforce all material covenants, stipulations and obligations on the part of any tenant under any Occupational Lease, save where the relevant breach is not material and it is in the interests of good estate management not to so enforce.

22.6.6	Each Obligor shall in relation to any Headlease under which such Obligor derives its estate or interest in a Property:

(A)	observe and perform all covenants, stipulations and obligations on the lessee under any such Headlease;

(B)	diligently enforce all covenants on the part of the lessor under any such Headlease;

(C)	not, without the prior written consent of the Agent:

(1)	waive, release or vary any obligation under, or the terms of; or

(2)	exercise any option or power to break, determine or extend,

in each case, any such Headlease;

(D)	not do or permit anything under any such Headlease whereby the same may be forfeited;

(E)	not agree any change to the rent payable under such Headlease without the prior written consent of the Agent; and

(F)
promptly notify the Agent of any matter or event under or by reason of which any such Headlease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture and, if so requested by the Agent, to apply for relief against forfeiture.

22.7	Monitoring of Properties

22.7.1
The Borrowers shall provide to the Agent (in sufficient copies for all the Lenders if required by the Agent), at least 5 days prior to each Interest Payment Date, the following information (in form and substance satisfactory to the Agent) in respect of the three month period ending on that date:

(A)
a schedule of the existing occupational tenants of each Property showing for each tenant the rent, service charge, value added tax and other payments payable (and, separately, paid) in that period by each of those tenants;

(B)	details of any arrears of rent or service charges under any Occupational Lease and any steps being taken to recover them;

(C)	details of any rent reviews with respect to any Occupational Lease in progress or agreed;

(D)
details of any agreement to waive or amend a Lease Document or details of any Occupational Lease which has been sub-let, sub-leased, or which has expired or been determined or surrendered and any new lettings proposed;

(E)	copies of all material correspondence with insurance brokers handling the insurance of any Property due to start within the next six month period;

(F)	details of any proposed capital expenditure in excess of £500,000 with respect to each Property within the past three months or due to start within the next six month period;

(G)	details of any material repairs required to each Property and progress reports of any refurbishments being carried out on any Property;

(H)
details of situations where it has become entitled to serve any notice on any former tenant of any Occupational Lease under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of an such former tenant under section 17(3) of that Act; and

(I)	details of any material amendments, variations or substitutions to the Business Plan.

22.7.2
The Borrowers shall provide to the Agent (in sufficient copies for all the Lenders if required by the Agent), at least 5 days prior to each Interest Payment Date (in form and substance satisfactory to the Agent), a calculation of the Car Park Fixed Rent and Car Park Variable Rent received in respect of the Car Park Property in respect of the twelve month period ending on such date.

22.8	Managing Agents

22.8.1	No Obligor shall without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed):

(A)	appoint any managing agent of any Property;

(B)	amend or waive any provision of any Managing Agent Agreement; or

(C)	terminate the appointment of any Managing Agent of any Property.

22.8.2	An Obligor:

(A)	may appoint any Managing Agent as managing agent of any Property on terms approved by the Agent (such approval not to be unreasonably withheld or delayed);

(B)	shall procure that any Managing Agent of any Property enters into a Managing Agent Duty of Care Agreement; and

(C)
shall procure that any Managing Agent of any Property acknowledges to the Agent that it has notice of the Security created by the Finance Documents and that it agrees to pay all Net Rental Income received by it into the Rent Account without withholding, set-off, or counterclaim.

22.8.3
If any Managing Agent is in material default in its obligations under the relevant Managing Agent Agreement to an extent entitling the relevant Obligor to rescind or terminate that agreement, then if the Agent so requires that Obligor will promptly use all reasonable endeavours to terminate that contract and appoint a new Managing Agent in accordance with Clause 22.8.2.

22.9	Asset Managers

22.9.1	Subject to Clause 22.9.2, no Obligor shall without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed):

(A)	appoint any asset manager of any Property;

(B)	amend or waive any provision of any Asset Management Agreement; or

(C)	terminate the appointment of any Asset Manager of any Property.

22.9.2	An Obligor:

(A)	may appoint any Affiliate of any Shareholder as Asset Manager of the Properties provided that:

(1)	the relevant Asset Management Agreement is approved by the Majority Lenders (acting reasonably);

(2)
the fees payable to such Asset Manager under the terms of the relevant Asset Management Agreement are not more than the fees then payable to Argent Estates under the Asset Management Agreement delivered to the Agent in accordance with Schedule 2 (Conditions precedent); and

(3)	such Asset Manager of the Properties enters into an Asset Manager Duty of Care Agreement;

(B)	may appoint any other person as Asset Manager of the Properties provided that:

(1)	the relevant Asset Management Agreement is approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed); and

(2)	such Asset Manager of the Properties enters into an Asset Manager Duty of Care Agreement.

22.9.3
If any Asset Manager is in material default in its obligations under the relevant Asset Management Agreement to an extent entitling the relevant Obligor to rescind or terminate that agreement, then if the Agent so requires that Obligor will promptly use all reasonable endeavours to terminate that contract and appoint a new Asset Manager in accordance with Clause 22.9.2.

22.10	Planning and compulsory purchase

Each Obligor will:

22.10.1
comply with any conditions attached to any planning permissions (and any agreement or undertaking under section 106 of the Town and Country Planning Act 1990 or section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or sections 38 or 278 of the Highways Act 1980 or any other similar Act or Acts) relating to or affecting any Property;

22.10.2
not (save for any development permitted under the Town and Country Planning (General Permitted Development) Order 1995) carry out any development (as defined in the Planning Acts) on or of any Property or make any material change in use of any Property;

22.10.3
not make any application for planning permission or implement any planning permission obtained or enter or agree to enter into any agreement or undertaking under section 106 of the Town and Country Planning Act 1990 or section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or sections 38 or 278 of the Highways Act 1980 or any other similar act or acts without the prior written consent of the Agent;

22.10.4	not enter into any negotiations with any competent authority with regard to the compulsory purchase of any Property or consent to the compulsory purchase of any Property; and

22.10.5
notify the Agent immediately on becoming aware that any part of any Property is compulsorily purchased or the applicable governmental agency or authority makes an order for the compulsory purchase of the same.  On receipt of any such notice, the Agent may request a revised Valuation of the Properties (the cost of any such Valuation being borne by the Borrowers) ignoring that part being compulsorily purchased for the purposes of Clause 22.2 (Loan to Value Ratio).

22.11	Repair and alterations

Each Obligor will, unless otherwise agreed in writing by the Agent:

22.11.1
repair and keep in good and substantial repair and condition, the Properties and any other machinery and equipment forming part of any Property and when necessary replace the same by items of similar quality and value;

22.11.2	promptly, after being required to do so by the Agent make good any want of repair in any Property and any other machinery and equipment forming part of any Property;

22.11.3	not effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to, or material change in the use of, the Properties; and

22.11.4
not sever, unfix or remove any of the fixtures (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved models or substitutes) thereon belonging to or in use by the Obligors, provided that to the extent that a Property is subject to a Lease Document which contains a tenant's covenant to the effect of this Clause 22.11, there shall be no breach of this Clause 22.11.1 or 22.11.2 to the extent that an Obligor:

(A)	is unable to procure compliance by that tenant having used its best endeavours to do so; and/or

(B)	has no power under the relevant Lease Document to carry out the relevant works.

22.12	Survey recommendations

Save where the Agent has stated in writing to the contrary, the Borrowers will promptly implement (and, in any event within any time period stipulated in any such report or survey) all steps recommended to be implemented under any environmental report or structural survey provided to the Agent pursuant to Schedule 2 (Conditions Precedent) and notify the Agent when all such steps have been fully implemented.

22.13	Remedy

If an Obligor fails to comply with any undertaking or obligation in Clauses 22.10 (Planning and compulsory purchase) to 22.12 (Survey recommendations) (inclusive), the Agent shall be entitled (either itself, or through any agent, nominee or adviser) to take such steps and carry out such works as the Agent believes are necessary to remedy such failure.  The Borrowers shall reimburse the Agent within 5 days of written demand for all fees, costs and expenses incurred by the Agent for such steps or works.  The exercise by the Agent of its remedies under this Clause 22.13 shall not render any Finance Party liable to account as mortgagee in possession.

22.14	Commonhold

No Obligor shall convert any freehold estate of any Property to a freehold estate in commonhold land under Part 1 of the Commonhold and Leasehold Reform Act 2002.

22.15	Rents, charges and Taxes

Each Obligor shall punctually pay or cause to be paid and indemnify the Agent on demand against all existing and future rents, Taxes, fees, renewal fees, charges, rates, assessments, impositions and outgoings whatsoever (including any of a wholly novel nature) which are payable in respect of any Property.

22.16	Five Brindleyplace Refurbishment Plan

The Borrowers shall deliver the Five Brindleyplace Refurbishment Plan to the Agent on or before 1 December 2011.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.18 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

23.1.1	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

23.1.2	payment is made within two Business Days of its due date.

23.2	Financial Covenants

Any requirement of Clause 22.2 (Loan to Value Ratio) or 22.3 (Interest Cover) is not satisfied.

23.3	Other obligations

23.3.1	An Obligor does not comply with any term of:

(A)	Clause 19.5 (Notification of default) or 19.6.3 (Know Your Customer);

(B)
Clauses 20.3 (Negative Pledge), 20.4 (Financial Indebtedness), 20.5 (Disposals), 20.6 (Merger), 20.8 (Centre of Main Interests), 20.10 (Guarantees), 20.11 (Loans), 20.13 (Dividends, subordination and share capital) and 20.14 (Ownership);

(C)	Clause 21 (The Accounts); or

(D)	Clauses 22.6 (Occupational Leases and Headleases) or 22.16 (Five Brindleyplace Refurbishment Plan).

23.3.2
An Obligor or any other party to a Finance Document (other than a Finance Party) does not comply with any term of any Finance Document (other than those referred to in Clause 23.1 (Non-payment), Clause 23.2 (Financial Covenants) and Clause 23.3.1 above) unless the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Agent giving notice to the relevant Borrower, or the relevant Obligor or such party becoming aware, of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or any other person (other than a Finance Party) in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are:

23.4.1	(in the opinion of the Agent) capable of remedy; and

23.4.2	remedied within 20 Business Days of the Agent giving notice to the relevant Obligor or, if earlier, the relevant Obligor becoming aware of the misrepresentation.

23.5	Cross default

23.5.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

23.5.4
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

23.6	Insolvency

23.6.1
Subject to Clause 23.6.4, any Obligor, or the issuer of a Bank Guarantee is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2
Subject to Clause 23.6.4, the value of the assets of any Obligor or the issuer of a Bank Guarantee is less than its liabilities (taking into account contingent and prospective liabilities but disregarding the value of any liabilities owed to another Obligor).

23.6.3	A moratorium is declared in respect of any indebtedness of any Obligor.

23.6.4
If any of the circumstances referred to in Clause 23.6.1 or 23.6.2 occur in respect of the issuer of a Bank Guarantee (an "Insolvent Issuer"), an Event of Default will not occur if, within a period of seven Business Days from (and including) the earlier of the Agent giving notice to an Obligor or an Obligor becoming aware of such circumstances having occurred, the Obligors either:

(A)	provide a replacement Bank Guarantee in an amount equal to the amount of the Bank Guarantee which was issued by the Insolvent Issuer; or

(B)	prepay the Loans in an amount equal to the amount of the Bank Guarantee which was issued by the Insolvent Issuer.

23.7	Insolvency proceedings

23.7.1	Subject to Clause 23.7.2, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or the issuer of any Bank Guarantee (other than a petition for winding up which is frivolous or vexatious and is discharged within 7 days);

(B)	a composition, assignment or arrangement with any creditor of any Obligor or the issuer of any Bank Guarantee;

(C)
in respect of the Obligors, a bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana);

(D)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer (including a commissaire, presiding judge (juge délégué), official receiver (juge commissaire) and curateur) in respect of any Obligor or the issuer of any Bank Guarantee or any of its respective assets; or

(E)	enforcement of any Security over any assets of any Obligor or the issuer of any Bank Guarantee,

or any analogous procedure or step is taken in any jurisdiction.

23.7.2
If any of the circumstances referred to in Clause 23.7.1(A), (B), (D) or (E) occur in respect of an Insolvent Issuer, an Event of Default will not occur if, within a period of seven Business Days from (and including) the earlier of the Agent giving notice to an Obligor or an Obligor becoming aware of such circumstances having occurred, the Obligors either:

(A)	provide a replacement Bank Guarantee in an amount equal to the amount of the Bank Guarantee which was issued by the Insolvent Issuer; or

(B)	prepay the Loans in an amount equal to the amount of the Bank Guarantee which was issued by the Insolvent Issuer.

23.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or Shareholder.

23.9	Repudiation

An Obligor, the issuer of any Bank Guarantee or any other party to a Finance Document (other than a Finance Party) repudiates any of the Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents.

23.10	Cessation of Business

Other than with the prior written approval of the Agent, an Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.11	Unlawfulness

It is or becomes unlawful for an Obligor, the issuer of any Bank Guarantee or any other party to a Finance Document (other than a Finance Party) to perform any of its obligations under any Finance Document.

23.12	Finance Documents

Any Finance Document is not or ceases to be in full force and effect or is alleged by an Obligor, the issuer of any Bank Guarantee or any other party to a Finance Document (other than a Finance Party) to be ineffective for any reason.

23.13	Headlease

Forfeiture proceedings are commenced against an Obligor under a Headlease or a Headlease is forfeited, provided that an Event of Default will not occur if the Agent is satisfied that such Obligor has commenced an action for relief against forfeiture within five Business Days of the date of commencement of such proceedings, is at all times using all reasonable endeavours to pursue such action and is acting in accordance with the directions of the Agent in respect of such action.

23.14	Change of ownership

23.14.1	The entire issued share capital of any Borrower ceases to be legally and beneficially owned by Holdco.

23.14.2	Holdco ceases to be legally and beneficially owned as to 60% by the Hines Shareholder and as to 40% by the Moorfield Shareholder, save as permitted under Clause 20.14.3 (Ownership).

23.15	Compulsory purchase

The whole or a material part or interest of any Obligor in any Property is compulsorily purchased or the applicable local authority makes a compulsory purchase order of all or any part of any Property.

23.16	Major damage

The whole or a material part of any Property is destroyed or otherwise damaged and the Agent determines (acting reasonably) that such destruction or damage is not fully insured for full reinstatement value or may result in any abatement of rent under any Lease Document which abatement is not fully insured for a period of at least three years.

23.17	Material adverse change

Any event or series of events occurs following the Utilisation Date which, in the reasonable opinion of the Majority Lenders, would be reasonably likely to have a Material Adverse Effect, provided that any diminution in the value of the Properties shall not, of itself, constitute a Material Adverse Effect.

23.18	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to a Borrower with a copy to the Counterparty:

23.18.1	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

23.18.2
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

23.18.3	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

23.18.4	take any step to enforce any Security, or exercise any rights of the Finance Parties under, the Finance Documents.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

24.1.1	assign any of its rights; or

24.1.2	transfer by novation any of its rights and obligations,

under the Finance Documents to any other person (the "New Lender").

24.2	Conditions of assignment or transfer

24.2.1
An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

24.2.2	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.3	If:

(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)	the financial condition of any Obligor;

(C)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(B)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(A)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	On the Transfer Date:

(A)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(B)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)
the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(D)	the New Lender shall become a Party as a "Lender".

24.6	Disclosure of information

Any Finance Party may disclose to any of its Affiliates and any other person:

24.6.1	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

24.6.2
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any Finance Document or any Obligor;

24.6.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

24.6.4
which are investors or potential investors (including any investors, sub-participants, lenders or other parties in relation to a securitisation) in any of its rights and obligations under the Finance Documents;

24.6.5	which is a rating agency;

24.6.6	which is a governmental, banking, taxation or other regulatory authority or a stock exchange, listing authority or similar body;

24.6.7	in connection with any securitisation or pursuant to the terms of any agreement relating to any securitisation;

24.6.8	which is one of its or their professional advisers;

24.6.9	which is a person in whose favour that Finance Party creates Security over its rights under or in connection with the Finance Documents,

any information about any Obligor, the Properties and the Transaction Documents as that Finance Party shall consider appropriate if, in relation to Clauses 24.6.1 and 24.6.2 above, the person to whom the information is to be given has agreed to keep such information confidential on terms of this Clause 24.6.

24.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

24.7.1	any charge, assignment or other Security to secure obligations to any governmental authority or department, or to a federal reserve or central bank; and

24.7.2
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

26.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

26.1.2
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

26.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.4
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall only have those duties which are expressly specified in the Finance Documents.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

26.4.1	Except as specifically provided for in the Finance Documents, nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

26.4.2	Neither the Agent nor the Arranger shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Obligors

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor and retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

26.6	Rights and discretions of the Agent

26.6.1	The Agent may rely on:

(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(A)	no Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 23.1 (Non-payment));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by a Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

26.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

26.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

26.6.6
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders' instructions

26.7.1
Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.7.3
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or the Finance Parties) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.7.4
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or other Finance Parties) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.7.5	The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

26.8.1
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

26.8.2
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

26.9.1
Without limiting Clause 26.9.2 below, (and without prejudice to the provisions of Clause 30.10.5 (Disruption to Payment Systems etc.)) the Agent will not be liable (including for negligence or any other category of liability whatsoever) for any omission or any act taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.9.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.  Any third party referred to in this Clause 26.9.2 may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

26.9.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.9.4	The Agent shall not be liable to any Party for any breach by any other Party of any Finance Document.

26.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

26.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and a Borrower.

26.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and a Borrower, in which case the Majority Lenders (after consultation with a Borrower) may appoint a successor Agent.

26.11.3
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.11.2 above within 30 days after notice of resignation was given, the Agent (with the prior consent of a Borrower, such consent not to be unreasonably withheld or delayed) may appoint a successor Agent (acting through an office in the United Kingdom).

26.11.4
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.11.5	The Agent's resignation notice shall only take effect upon the appointment of a successor.

26.11.6
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.11.7
After consultation with a Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 26.11.2 above.  In this event, the Agent shall resign in accordance with Clause 26.11.2 above.

26.12	Confidentiality

26.12.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

26.13.1
The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.14.1	the financial condition, status and nature of each Obligor;

26.14.2
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.14.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.14.4
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.16	Reliance and engagement letters

Each Finance Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or the Agent) the terms of any reliance letter or engagement letter relating to any reports or letters provided by accountants, lawyers, consultants or other advisers in connection with the Finance Documents or transactions contemplated by the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.	THE AGENT AS SECURITY TRUSTEE

27.1	Trust

The Agent shall hold the benefit of the Security Documents to which it is a party in its capacity as Agent on trust for the Finance Parties.

27.2	Powers, conflict and enforcement

27.2.1	The powers conferred upon the Agent by this Agreement and the Security Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

27.2.2	If there is any conflict between the provisions of this Clause 27 and any Security Document with regard to any matters affecting the Agent, this Clause 27 will prevail.

27.2.3
Each Finance Party authorises and directs the Agent (by itself or by such person(s) as it may nominate) to enforce any security granted by the Security Documents as trustee (or as otherwise provided) on its behalf, subject always to the terms of this Agreement and the Security Documents.

27.3	Additional Trustees

27.3.1
The Agent may, upon giving prior notice to a Borrower, appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate trustee or as a co-trustee jointly with the Agent if the Agent considers such appointment to be in the interests of the Finance Parties.

27.3.2
Each of the Finance Parties irrevocably authorises the Agent to execute any such instrument of appointment on its behalf. Any such additional trustee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Agent by the Finance Documents) and remuneration  as shall be conferred or imposed by the instrument of appointment.  The Agent shall have power in like manner to remove any such person.  The Borrowers shall indemnify such additional trustee as though it were the Agent in accordance with this Clause 27.

27.4	Liability

27.4.1	The Agent shall not be liable:

(A)
for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect the floating charge or any other such security created by or pursuant to the Security Documents under the Land Registration Acts 1925-2002 or any other registration laws in England or any other jurisdiction;

(B)	for any failure to obtain any licence, consent or other authority for the creation of any such security;

(C)	for any failure, omission, or defect in perfecting or protecting the security constituted by the Security Documents; or

(D)	for any other omission or act taken by it in connection with any Security Document unless directly caused by its gross negligence or wilful misconduct.

27.4.2
The Agent shall have no responsibility whatsoever to any Finance Party as regards any deficiency which might arise because the Agent is subject to any tax or withholding from any payment made by it under any Security Document.

27.4.3
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Agent in relation to the trusts constituted by any Finance Document.  Where there are any inconsistencies between that Act and the provisions of any Finance Document, the provisions of that Finance Document shall, to the extent allowed by law, prevail and, in the case of any inconsistency with that Act, the provisions of that Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

27.5	Agent as trustee

27.5.1
The Agent may call for and shall be at liberty to accept any certificate given by any Counterparty as to the identity of, and amounts owing to that Counterparty under any of the Security Documents and shall not be bound in any such case to call for further evidence or be responsible for any liability that may be occasioned by it or any other person acting on such certificate.

27.5.2	The Agent has no duty (in the absence of a specific provision in this Agreement or any Security Document):

(A)	to provide any Party with any credit or other information relating to the business, assets or financial condition of any Obligor whenever coming into its possession; or

(B)	unless specifically requested to do so by the Majority Lenders, to request any certificates or other documents from any Obligor or any other person.

27.5.3	No person shall be entitled to take any action to obtain from the Agent any such credit or other information or any such certificates or documents.

27.5.4
The Agent need not (unless and to the extent ordered so to do by a court of competent jurisdiction) disclose any information (including, without limitation, information of a confidential, financial or price-sensitive nature) if such disclosure would or might in the reasonable opinion of the Agent constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

27.5.5	The Agent may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

27.5.6
Save as otherwise provided in the Finance Documents, all moneys which under the trusts herein or therein contained are received by the Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Agent with the consent of the Majority Lenders.  Additionally, the same may be placed on deposit in the name of or under the control of the Agent at such bank or institution (including the Agent) and upon such terms as the Agent may think fit.

27.5.7	In no circumstances shall the Agent itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

27.6	Supplemental Powers

27.6.1	The Agent shall have all the powers conferred upon trustees by the Trustee Act 1925 of England and Wales.

27.6.2	The provisions of this Clause 27.6 shall supplement the Trustee Act 1925.

27.6.3	The Agent shall:

(A)
not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the assets charged by any Security Document or any other such Security in its own possession or to take any steps to protect or preserve the same;

(B)
without prejudice to paragraph (A) above, be at liberty to hold the Finance Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Agent to be of good repute and the Agent shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit; and

(C)
save as expressly otherwise provided in any Finance Document, have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under the Security Documents and shall not be responsible for any loss or liability which may result from their exercise or non-exercise and in particular the Agent shall not be bound to take any action under any provision of any Finance Document unless it shall first be indemnified to its satisfaction against all costs, expenses, losses or liabilities to which it may render itself liable or which it may incur by so doing.

27.6.4
The Agent may whenever it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons all or any of its trusts, powers, authorities and discretions under any Security Documents.  Such delegation may be made upon such terms (including power to sub-delegate) and subject to such conditions and regulations as the Agent may in the interests of the Finance Parties think fit.  The Agent shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.

27.6.5
The Agent may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Security Documents.  The Agent shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.

27.7	Enforcement

27.7.1	Subject to Clause 27.7.2 below, no Finance Party (excluding for this purpose the Agent) may:

(A)	enforce any of the Security Documents;

(B)
exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the security constituted by any of the Security Documents;

(C)
initiate or support or take any steps with a view to any insolvency, liquidation, reorganisation, receivership, administration, winding-up or dissolution proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving an Obligor;

(D)	commence or take any action against any Obligor in respect of any obligation owing to it under or in respect of any Finance Document; or

(E)	otherwise exercise any remedy against or in respect of any Obligor in relation to any of the Finance Documents,

in each case except through the Agent.

27.7.2	The provisions of Clause 27.7.1 above do not apply to the Counterparty in relation to any Hedging Arrangements, subject always to the provisions of Clause 8.4 (Hedging Arrangements).

27.8	Release of security

The Agent may release any security over any asset the subject of the Security Documents if:

27.8.1	the Majority Lenders consent to such release; or

27.8.2	the asset is disposed of in accordance with any express permission granted in the Finance Documents; or

27.8.3	the asset is disposed of by any receiver or other person in accordance with the powers granted under the Security Documents,

provided that the proceeds of any disposal are applied in accordance with the requirements of the Finance Documents (if any).

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

28.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

29.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

29.1.2
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

29.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party's rights

29.3.1
On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

29.3.2
If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 29.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

29.4.1
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

29.4.2
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

29.5.1
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

29.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

30.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

30.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

30.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

30.4.2
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

30.5.1
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(B)	secondly, in or towards payment pro rata of :

(1)	any net payments (not being payments as a result of termination or closing out) due but unpaid to any Counterparty under the Hedging Arrangements; and

(2)	any accrued interest, fee or commission due but unpaid under this Agreement;

(C)	thirdly, in or towards payment pro rata of:

(1)	any net payments as a result of termination or closing out due but unpaid to any Counterparty under the Hedging Arrangements; and

(2)	any principal or other amount due but unpaid under this Agreement; and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.5.2	The Agent shall, if so directed by the Majority Lenders and each Counterparty, vary the order set out in Clauses 30.5.1(B) to 30.5.1(D) above.

30.5.3	Clauses 30.5.1 and 30.5.2 above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

30.7.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

30.8.1	Subject to Clauses 30.8.2 to 30.8.5 below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

30.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

30.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

30.8.5	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

30.9	Change of currency

30.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with a Borrower); and

(B)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

30.9.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with a Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by a Borrower that a Disruption Event has occurred:

30.10.1
the Agent may, and shall if requested to do so by any Borrower, consult with that Borrower with a view to agreeing with that Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

30.10.2
the Agent shall not be obliged to consult with any Borrower in relation to any changes mentioned in Clause 30.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

30.10.3
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 30.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

30.10.4
any such changes agreed upon by the Agent and any Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

30.10.5
the Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

30.10.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 30.10.4 above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be given in person, by post or fax.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

32.2.1	in the case of each Borrower and each other Obligor, that identified with its name below;

32.2.2	in the case of the Agent, that identified with its name below; and

32.2.3	in the case of each other Finance Party or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

32.3.3	All notices from or to an Obligor shall be sent through the Agent.

32.3.4	Any communication or document made or delivered to any Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

32.5.1
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.

32.5.2
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

32.6.1	Any notice given under or in connection with any Finance Document must be in English.

32.6.2	All other documents provided under or in connection with any Finance Document must be:

(A)	in English; or

(B)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

36.1.1
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

36.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

36.2	Exceptions

36.2.1	An amendment or waiver that has the effect of changing or which relates to:

(A)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to any of the Borrowers or the Guarantor;

(F)	any provision which expressly requires the consent of all the Lenders; or

(G)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 36,

shall not be made without the prior consent of all the Lenders.

36.2.2
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger or the Counterparty may not be effected without the consent of the Agent or the Arranger or the Counterparty (as the case may be).

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

39.	ENFORCEMENT

39.1	Jurisdiction of English courts

39.1.1
Save where a Finance Document expressly provides to the contrary, the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with any Finance Document or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) (a "Dispute").

39.1.2
Save where a Finance Document expressly provides to the contrary and subject to Clause 39.1.3 below, the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will:

(A)	argue to the contrary; or

(B)	initiate or pursue any proceedings relating to a Dispute in any jurisdiction other than England.

39.1.3
This Clause 39.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from initiating or pursuing proceedings relating to a Dispute in any other courts with jurisdiction nor from contending that such courts are appropriate and convenient.  To the extent allowed by law, the Finance Parties may initiate or pursue:

(A)	proceedings in any other court; and

(B)	concurrent proceedings in any number of jurisdictions,

irrespective of whether proceedings have already been initiated by any Party in England.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

39.2.1
irrevocably appoints Hines (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Dispute and will immediately appoint a new agent for service of process on terms satisfactory to the Agent (acting reasonably) if the above agent resigns or otherwise ceases to be the agent for service of process in connection with any Dispute or ceases to maintain a registered office in England; and

39.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Hines (UK) Limited expressly agrees and consents to the provisions of this Clause 39.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

1 See footnote 2 above.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Borrowers

Name of Borrower	Registration number
Hines-Moorfield Brindley 3 S.à r.l.	Pending
Hines-Moorfield Brindley 4 S.à r.l.	Pending
Hines-Moorfield Brindley 5 S.à r.l.	Pending
Hines-Moorfield Brindley 6 S.à r.l.	Pending
Hines-Moorfield Brindley 9 S.à r.l.	Pending
Hines-Moorfield Brindley 100 S.à r.l.	Pending

Part II

The Guarantor

Name of Guarantor	Registration number
Hines – Moorfield UK Venture I S.à r.l.	Pending

Part III

The Original Lender

Name of Original Lender	Commitment
Eurohypo AG, London Branch	£121,062,500

SCHEDULE 2

CONDITIONS PRECEDENT

1.	AUTHORISATIONS

1.1
A copy of the constitutional documents of each Obligor and (i) a certificate of good standing (certificat de coutume), issued by a Luxembourg notary dated the date of this Agreement, or (ii) to the extent such Obligor is registered with the Luxembourg Register of Commerce and Companies, an excerpt of the Luxembourg Register of Commerce and Companies pertaining to such Obligor and a certificate of non bankruptcy of such Obligor, issued by the court clerk to the Tribunal d’arrondissement de Luxembourg, dated the date of this Agreement.

1.2	A copy of a resolution of the board of directors or managers, as the case may be, of each Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4
A certificate of each Obligor (signed by a director or manager, as the case may be) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

1.5
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

1.6	An original or a certified copy of each power of attorney (if any) granted by an Obligor appointing an attorney to execute any of the Finance Documents to which it is a party on its behalf.

1.7
A certificate of each Obligor certifying that it is not incorporated in England and Wales or Scotland or has registered, or has applied to be registered, in each case within the meaning of The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

1.8
A certificate of each Borrower (signed by a manager) attaching a copy of its shareholders register and evidencing the ownership of its entire share capital and the registration of any pledge over the shares in such Borrower, granted in connection with this Agreement.

2.	LEGAL OPINIONS

2.1	A legal opinion of Herbert Smith LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lender prior to signing this Agreement.

2.2	A legal opinion of Loyens & Loeff, legal advisers to the Arranger and the Agent in Luxembourg, substantially in the form distributed to the Original Lender prior to signing this Agreement.

3.	FINANCIAL INFORMATION

3.1	The Original Financial Statements of each Obligor.

3.2
Evidence that the Subordinated Debt has been drawn down by the Borrowers in an amount sufficient, when aggregated with the amount of the Loans, to fund the acquisition of the Properties pursuant to the Acquisition Agreement.

3.3	Evidence that the Shareholder Debt has been drawn down by Holdco.

4.	TRANSACTION DOCUMENTS

4.1	This Agreement (original).

4.2	The Deed of Subordination (original).

4.3	The Debenture (original).

4.4	Each Share and Receivables Pledge Agreement (original).

4.5	Each Account Pledge Agreement (original).

4.6	The documents effecting the Hedging Arrangements (original).

4.7	The Fee Letters (original).

4.8	The Acquisition Agreement (original).

4.9	The Transfer Agreements (original).

4.10	Each Managing Agent Agreement (original).

4.11	The Asset Management Agreement (certified copy).

4.12	Each Duty of Care Agreement (original).

4.13	The original or certified copy (as the Agent shall require) of any Transaction Document not listed above.

5.	VALUATION ETC.

5.1	The Initial Valuation.

5.2	An environmental survey and evidence of the benefit thereof being granted to the Finance Parties.

5.3
Copies of each existing report (including any reports on environmental ground contamination or building condition issues) in respect of each Property readdressed for the benefit of the Finance Parties.

5.4	Confirmation that the Agent has carried out a satisfactory inspection of the Properties.

6.	THE PROPERTIES

6.1	Evidence that any Security affecting any Property has been or will be, discharged by the Utilisation Date including DS1s executed by HSBC Bank plc.

6.2
Evidence of the joint insurance (including terrorist cover) of the Properties in accordance with the requirements of the Agent and this Agreement including a letter from the Borrowers' broker addressed to the Agent confirming compliance with Clause 22.1 (Insurance).

6.3	Reports on title in respect of the Properties prepared by the Borrowers' solicitors together with an overview prepared by Herbert Smith LLP.

6.4	Evidence of the Borrowers' compliance with the obligations under Clause 20.9 (VAT) and that notification of the option referred to under Clause 20.9 (VAT) has been sent to HM Revenue & Customs.

6.5
Evidence that prior to the transfer of each Property, the relevant Obligor gave written notification to the vendor of that Property that paragraph (2B) of Article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to that Obligor.

6.6
Evidence that clearance has been requested from HM Revenue & Customs under the Taxation of Income (Non-Resident Landlords) Regulations 1995 in order that all Rental Income may be paid to the relevant Obligor without any deduction or withholding for or on account of Tax.

6.7
Evidence that all Relevant Consents and other consents, permissions and approvals (including any consent, notice or registration fee required under any Headlease) required in respect of the Acquisition Agreement or Transfer Agreements or the charging of the Properties under the Security Documents have been duly obtained and are in full force and effect.

6.8	Evidence that all conditions precedent to the coming into force of the Acquisition Agreement and the Transfer Agreements (other than payment of the relevant purchase monies) have been satisfied.

6.9	Evidence of completion of the acquisition of the Properties pursuant to the Transfer Agreement or Acquisition Agreement including delivery to the Agent of:

6.9.1
a copy of the Land Transaction Return to be submitted to HM Revenue & Customs duly completed by the Borrowers together with an undertaking from the Borrowers' solicitors to submit the Land Transaction Return and to hand over the certificate of compliance issued by HM Revenue & Customs pursuant to Part 4 of the Finance Act 2003 when received from HM Revenue & Customs;

6.9.2
Land Registry Form AP1 and Form DI (if applicable) duly completed by each Borrower together with a cheque for all Land Registry fees for registering the relevant Transfer Agreement or Acquisition Agreement and the Debenture; and

6.9.3	all title deeds in respect of the Properties necessary to effect the registration of the AP1, the Transfer Agreements or Acquisition Agreement and the Debenture at the Land Registry.

6.10
The results of Land Registry searches in favour of the Agent in the appropriate forms against all of the registered titles comprising each Borrower's interests in the relevant Property giving not less than ten Business Days' priority beyond the date of the relevant Debenture and showing no adverse entries.

6.11	Certified copies of all existing Lease Documents.

6.12	The following Land Registry Forms duly completed by the relevant Borrower:

6.12.1	RX1 (Restriction);

6.12.2	CC (Consolidation); and

6.12.3	CH2 (Further Advances).

6.13	The Car Park Lease Plan.

7.	GENERAL

7.1	The bank mandates for the Accounts (originals) and evidence that such Accounts have been opened.

7.2	A structure chart showing the ownership of the Borrowers, each other Obligor and each Shareholder.

7.3
Satisfactory documentary evidence of the ultimate ownership and control of the Borrowers and Holdco sufficient to enable the Agent and the Arranger to comply with their obligations and best practice under any applicable money laundering regulations, and confirmation that the Agent is otherwise satisfied with the financial, corporate, management and ownership structure of the Borrowers and Holdco.

7.4
Share certificates, duly executed stock transfer forms (with the name of the transferee, the consideration and the date left blank) and undated resignation letters signed by each manager of each Obligor.

7.5
A notice to each bank operating an Account and each party to a Hedging Arrangement, substantially in the form set out in the Debenture and confirmation from each bank and each party to a Hedging Arrangement that it will acknowledge the notice to be sent to it, substantially in the form set out in the Debenture.

7.6
A notice to each tenant of each Property substantially in the form set out in the Debenture and confirmation from each such tenant that it will acknowledge the notice to be sent to it, substantially in the form set out in the Debenture.

7.7	The Business Plan.

7.8	Evidence that any process agent referred to in Clause 39.2 (Service of process), if not an Obligor, or any process agent referred to in any other Finance Document, has accepted its appointment.

7.9
A copy of any other Authorisation or other document, opinion or further assurance which the Agent reasonably considers to be necessary or desirable in connection with the validity and enforceability of any Finance Document, provided that for the avoidance of doubt, nothing in this paragraph 7.9 shall require an Obligor to deliver any item of Security or guarantee by a party that is not an Obligor.

7.10	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 3

UTILISATION REQUEST

From:           [Borrower]

To:           [Agent]

Dated:

Dear Sirs

[Borrower] – [            ] Facility Agreement

dated [         ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Total Commitments
Payment Instructions	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request or will be satisfied on the Utilisation Date.

4.	We confirm that you may disburse the Loans through Herbert Smith LLP and deduct from the Loans (although the amount of the Loans shall remain the amount requested above):

4.1           the outstanding balance of the arrangement fee due under Clause 11.1 (Arrangement fee);

4.2           any commitment fee due and payable at the Utilisation Date;

4.3           Herbert Smith LLP's and Loyen & Loeff's fees;

4.4           the fees of the Valuers;

4.5           £[           ] in respect of Land Registry fees; and

4.6           £[               ] in respect of stamp duty.

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

SCHEDULE 4

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of the Loan made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

      [Missing Graphic Reference] per cent. per annum

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 8.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1           the jurisdiction of its Facility Office; and

8.2           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Agent may from time to time, after consultation with any Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:           [          ] as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[Borrower] – [          ] Facility Agreement
dated [       ] (the "Agreement")

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

2.1
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

2.2           The proposed Transfer Date is [         ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 24.4.3 (Limitation of responsibility of Existing Lenders).

[4.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

4.1	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

4.2
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company (within the meaning of section 19 of the CTA.]2

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

2	Include if New Lender comes within the definition of Qualifying Lender in Clause 12.1.1(A)(2) (Definitions).

SCHEDULE 6

THE PROPERTIES

Borrower	Property	Allocated Loan Amount
Three Brindleyplace Borrower	Number three Brindleyplace, Birmingham B1 2JB with leasehold title number WM682940	£22,425,000

Four Brindleyplace Borrower	Number four Brindleyplace, Birmingham with leasehold title number WM767322	£27,950,000

Five Brindleyplace Borrower	Number five Brindleyplace, Birmingham with leasehold title number WM625319	£18,102,500

Six Brindleyplace Borrower	Number six Brindleyplace, Birmingham, including ground floor and additional restaurant areas at number six, Brindleyplace, Birmingham with leasehold title numbers WM781841, WM771278 and WM964812	£25,025,000

Nine Brindleyplace Borrower	Number nine, Brindleyplace, Birmingham, including basement and ground floor, with leasehold title numbers WM728645 and WM729814	£13,000,000

Car Park Borrower	Brindleyplace, Birmingham being land and buildings on the north west side of Broad Street (the headlease) and the Café in the Square, Brindleyplace, the basement at Café in the Square, Brindleyplace and Canalside Car Park, Brindleyplace, with leasehold title numbers WM491380, WM771271, WM771269 and WM771273	£14,560,000

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:                        [Agent] (acting as Agent and Security Trustee)

From:                        [Borrowers]

Fax No:                        [                 ]

Attention:                        [                 ]

Dated:

Dear Sirs

[Borrowers] – [    ] Facility Agreement dated [              ] (the "Agreement")

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(A)	the ratio that (i) the Loans and any other amounts outstanding under the Finance Documents bears to (ii) the Value of the Properties is [ ● ]: [ ● ]; and

(B)	(i)	Projected Annual Rental for the [12] month period ending on the Test Date falling on [ ● ] is £[ ● ];

(ii)             Projected Finance Costs for that period are £[   ●   ];

and therefore

(iii)	Projected Annual Rental is [ ● ]% of Projected Finance Costs for that period.

Detailed calculations are attached.

[We confirm that no Cash Trap Triggers will apply on the Test Date falling on [●].]3

We confirm that no Default is continuing as at the date of this Compliance Certificate.

Signed: …………………………                                                                 …………………………

Manager                                                                      Manager

of [                     ]                                                                      of [                     ]

3	To be included on relevant Test Dates.

SCHEDULE 8

FIVE BRINDLEYPLACE REQUIRED RESERVE AMOUNTS

Interest Payment Date	Cumulative Amount
20 October 2010	£584,000
20 January 2011	£1,168,000
20 April 2011	£1,752,000
20 July 2011	£2,336,000
20 October 2011	£2,920,000
20 January 2012	£3,504,000

SIGNATORIES

Borrower

Hines – Moorfield Brindley 3 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Borrower

Hines – Moorfield Brindley 4 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Borrower

Hines – Moorfield Brindley 5 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Borrower

Hines – Moorfield Brindley 6 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Borrower

Hines – Moorfield Brindley 9 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Borrower

Hines – Moorfield Brindley 100 S.à r.l.

By:

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Guarantor

Hines – Moorfield UK Venture I S.à r.l.]

Address:                        205, Route d' Arlon
L-1150
Luxembourg

Fax:                        +352 2643 37 37

Attention:                        Kenneth MacRae/Graham Sidwell

Arranger

Eurohypo AG, London Branch

By:

Address:                        4th Floor

90 Long Acre

London WC2E 9RA

Fax:                        020 7759 7671

Attention:                        Head of Transaction Management

Agent

Eurohypo AG, London Branch

By:

Address:                        4th Floor

90 Long Acre

London WC2E 9RA

Fax:                        020 7759 7671

Attention:                        Head of Transaction Management

Counterparty

Eurohypo AG, London Branch

By:

Address:                        4th Floor

90 Long Acre

London WC2E 9RA

Fax:                        020 7759 7671

Attention:                        Head of Transaction Management

Original Lender

Eurohypo AG, London Branch

By:

Address:                        4th Floor

90 Long Acre

London WC2E 9RA

Fax:                        020 7759 7671

Attention:                        Head of Transaction Management